As filed with the Securities and Exchange Commission on December 23, 2004
                                                    REGISTRATION NO. 333-117859


================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               AMENDMENT NO. 3 TO
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         UNIVERSAL DETECTION TECHNOLOGY
             (Exact Name of Registrant as Specified in Its Charter)

         CALIFORNIA                     3823                95-2746949
      (State or Other           (Primary Standard       (I.R.S. Employer
       Jurisdiction of               Industrial           Identification
      Incorporation or          Classification Code           Number)
        Organization)                 Number)

                         9595 WILSHIRE BLVD., SUITE 700
                         BEVERLY HILLS, CALIFORNIA 90212
                                 (310) 248-3655
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                 JACQUES TIZABI
                       PRESIDENT & CHIEF EXECUTIVE OFFICER
                         UNIVERSAL DETECTION TECHNOLOGY
                         9595 WILSHIRE BLVD., SUITE 700
                         BEVERLY HILLS, CALIFORNIA 90212
                                 (310) 248-3655
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Services)

                      ------------------------------------
                                 WITH A COPY TO:

                              JULIE M. KAUFER, ESQ.
                       AKIN GUMP STRAUSS HAUER & FELD LLP
                       2029 CENTURY PARK EAST, SUITE 2400
                          LOS ANGELES, CALIFORNIA 90067
                            TELEPHONE: (310) 229-1000
                            FACSIMILE: (310) 229-1001

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ______________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ______________

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ______________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

--------------------------------------------------------------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                 SUBJECT TO COMPLETION, DATED DECEMBER 23, 2004


                                   PROSPECTUS

                         UNIVERSAL DETECTION TECHNOLOGY

                        15,600,000 SHARES OF COMMON STOCK

     The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

     This prospectus relates to the resale of up to 15,600,000 shares of common stock by the selling stockholders named in this prospectus. Of the shares being offered pursuant to this prospectus, 6,000,000 shares relate to shares presently owned by the selling stockholders and the remaining 9,600,000 shares relate to shares which the selling stockholders will receive as a result of the exercise of warrants granted to them by us.

     The selling stockholders may offer for resale the shares covered by this prospectus from time to time directly to purchasers or through underwriters, broker-dealers or agents, in public or private transactions, at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

     We will not receive any proceeds from the resale of our common stock by the selling stockholders.


     Our common stock is quoted on the Over The Counter Bulletin Board under the symbol "UDTT." The last reported sale price of our common stock on December 20, 2004, was $0.42 per share.


     You should read this prospectus carefully before you invest.

     INVESTING IN THESE SECURITIES INVOLVES SIGNIFICANT RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           --------------------------


                The date of this prospectus is December 23, 2004.

                                TABLE OF CONTENTS



PROSPECTUS SUMMARY............................................................1

RISK FACTORS..................................................................3

FORWARD-LOOKING STATEMENTS....................................................9

USE OF PROCEEDS..............................................................10

DIVIDEND POLICY..............................................................10

PLAN OF OPERATION............................................................11

BUSINESS.....................................................................17

MANAGEMENT...................................................................25

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...............................31

SELLING STOCKHOLDERS.........................................................32

PLAN OF DISTRIBUTION.........................................................36

DESCRIPTION OF SECURITIES....................................................38

LEGAL MATTERS................................................................41

EXPERTS .....................................................................41

WHERE YOU CAN FIND MORE INFORMATION..........................................41

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS..................................F-1

INFORMATION NOT REQUIRED IN PROSPECTUS.....................................II-1

                               PROSPECTUS SUMMARY

     YOU SHOULD READ THIS SUMMARY TOGETHER WITH THE ENTIRE PROSPECTUS, INCLUDING THE MORE DETAILED INFORMATION IN OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS.

                         UNIVERSAL DETECTION TECHNOLOGY

     We are engaged in the research and development of bio-terrorism detection devices. After engaging in initial research and development efforts, we determined to pursue a strategy to identify qualified strategic partners and collaborate to develop commercially viable bio-terrorism detection devices. Consistent with this strategy, in August 2002, we entered into a Technology Affiliates Agreement with the Jet Propulsion Laboratory, commonly referred to as JPL, to develop technology for our bio-terrorism detection equipment. JPL is a federally funded research and development center sponsored by NASA and also is an operating division of the California Institute of Technology, or Caltech, a private non-profit educational institution.


     Under the Technology Affiliates Agreement, JPL developed its proprietary bacterial spore detection technology and integrated it into our existing aerosol monitoring system, resulting in a product which we refer to as the Anthrax Smoke Detector. The Anthrax Smoke Detector is designed to provide continuous unattended monitoring of airborne bacterial spores in large public places, with real-time automated alert functionality. The Anthrax Smoke Detector combines a bioaerosol capture device with a chemical test for bacterial spores that we believe will provide accurate results in a timely fashion. Our system is designed to function fully automated and at a low cost compared to existing technologies.

     In May 2004, we unveiled the first functional prototype of our Anthrax Smoke Detector available for sale, and in the third quarter of 2004, we received our first purchase order for a minimum of one and up to 10 Anthrax detection devices. The purchase order was made by Global Baggage Protection Systems, which is doing business as Secure Wrap, a company based in Miami, Florida. The purchase order is contingent upon Secure Wrap's satisfaction of the first unit shipped to it, which we anticipate will be delivered during the first calendar quarter of 2005. Secure Wrap may accept or return the device within 90 days. If Secure Wrap accepts the detection device, the purchase order calls for us to ship one device every two months over the next 18 months.

     While the Anthrax Smoke Detector is functional and available for sale, we continue to engage in testing to further refine our design and enhance the efficiency of our device. JPL continues to engage in simulated tests of the detector with particles having anthrax-like properties. Based on the results we obtain, we intend to further modify the specifications of our product, if necessary, and then order several units from Met One Instruments, a third-party manufacturer that assembled our first prototype. Commencing in the first quarter of 2005, we hope to engage in field testing of these units in different environments and conditions and to use the empirical data gained from the testing to further improve the design and functionality of our product. We plan to initiate additional orders of our Anthrax Smoke Detector with Met One Instruments based on sales orders we receive during and after this process.

     Under our agreement with JPL, we paid it approximately $250,000 for its services and we received an option to license all technology developed under the Technology Affiliates Agreement from Caltech. On September 30, 2003, we exercised the option and entered into a license agreement with Caltech, whereby we received licenses to produce, provide and sell proprietary products, processes and services for use in the detection of pathogens, spores, and biological warfare agents. Specifically, these licenses include a worldwide exclusive license to the patent rights referenced in the Technology Affiliates Agreement and a worldwide nonexclusive license to rights in related proprietary technology. The


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



Technology Affiliates Agreement expired pursuant to its terms on September 28, 2003. We and JPL orally have amended the agreement to provide that JPL will continue to enhance the efficiency of the device until it uses all of the funds we previously provided under the agreement.

     We have not realized any revenues from sales of our products since the beginning of fiscal 2002, the commencement of development of our Anthrax Smoke Detector. We have incurred losses for the nine months ended September 30, 2004, and for the fiscal years ended December 31, 2003 and 2002 in the approximate amounts of $4.3, $4.7, and $2.1million, respectively, and have an accumulated deficit of $25.4 million as of September 30, 2004. At September 30, 2004, we were in default on certain debt obligations totaling approximately $250,000, excluding accumulated interest of approximately $56,250.



     We are incorporated under the laws of California. Our corporate headquarters are located at 9595 Wilshire Blvd., Suite 700, Beverly Hills, California 90212. Our telephone number is (310) 248-3655.



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


                                  RISK FACTORS

     BEFORE DECIDING WHETHER TO INVEST IN OUR COMMON STOCK, YOU SHOULD UNDERSTAND THE HIGH DEGREE OF RISK INVOLVED. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS, INCLUDING OUR HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES. OUR MOST SIGNIFICANT RISKS AND UNCERTAINTIES ARE DESCRIBED BELOW. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD SUFFER. AS A RESULT, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE PART OR ALL OF YOUR INVESTMENT. THE RISKS DISCUSSED BELOW ALSO INCLUDE FORWARD-LOOKING STATEMENTS, AND OUR ACTUAL RESULTS MAY DIFFER SUBSTANTIALLY FROM THOSE DISCUSSED IN THESE FORWARD-LOOKING STATEMENTS.

OUR INDEPENDENT AUDITORS' REPORT EXPRESSES DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

     Our independent auditors' report, dated February 4, 2004 (except for Note 14, as to which the date is July 27, 2004), includes an explanatory paragraph expressing substantial doubt as to our ability to continue as a going concern, due to our working capital deficit at December 31, 2003, and the sale of our operating subsidiary in March 2002. We have experienced operating losses since the date of the auditors' report and in prior years. Our auditor's opinion may impede our ability to raise additional capital on terms acceptable to us. If we are unable to obtain financing on terms acceptable to us, or at all, we will not be able to accomplish any or all of our initiatives and will be forced to consider steps that would protect our assets against our creditors. If we are unable to continue as a going concern, your entire investment in us could be lost.

WE ARE IN DEFAULT OF SOME OF OUR DEBT. OUR FAILURE TIMELY TO PAY OUR INDEBTEDNESS MAY REQUIRE US TO CONSIDER STEPS THAT WOULD PROTECT OUR ASSETS AGAINST OUR CREDITORS.


     If we cannot raise additional capital, we will not be able to repay our debt or pursue our business strategies as scheduled, or at all, and we may cease operations. We have been unable to pay all of our creditors and certain other obligations in accordance with their terms, and as a result, at September 30, 2004, we are in default on certain debt obligations totaling approximately $250,000, excluding accumulated interest of approximately $56,250. In the aggregate, we have approximately $1.7 million in debt obligations, including interest, owing within the next 12 months. Of this amount, we have entered into settlement agreements with respect to approximately $721,000, pursuant to which we are obligated to make scheduled payments. We currently have verbal extensions with respect to approximately $628,000 of this debt to a date to be mutually agreed upon by us and each of the respective noteholders. However, we cannot assure you that any of these noteholders will continue to extend payment of these debt obligations or ultimately agree to revise the terms of this debt to allow us to make scheduled payments over an extended period of time. We have limited cash on hand and short-term investments and we do not expect to generate material cash from operations within the next 12 months. We have attempted to raise additional capital through debt or equity financings and to date have had limited success. The down-trend in the financial markets has made it extremely difficult for us to raise additional capital. In addition, our common stock trades on The Over the Counter Bulletin Board which makes it more difficult to raise capital than if we were trading on the Nasdaq Stock Market. Also, our default in repaying our debt restricts our ability to file registration statements, including those relating to capital-raising transactions, on Form S-3, which may make it more difficult for us to raise additional capital. In July 2004, we completed a private placement resulting in net proceeds to us of approximately $2.5 million. As a condition to this financing however, we agreed that we would not use the net proceeds to repay any of our debt outstanding as of the closing of the financing. We intend to use the proceeds from the financing for working capital purposes, principally with respect to, completion of development of our Anthrax Smoke Detector, testing and manufacturing units for demonstration, marketing to both end users as well as potentially to intermediaries including distributors or joint ventures, and developing a sales and marketing program. If we are unable to obtain financing on terms acceptable to us, or at all, we will not be able to



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


accomplish any or all of our initiatives and will be forced to consider steps that would protect our assets against our creditors.

WE HAVE A HISTORY OF LOSSES AND WE DO NOT ANTICIPATE THAT WE WILL BE PROFITABLE IN FISCAL 2004.


     We do not anticipate any material sales of the Anthrax Smoke Detector until we complete all testing and modifications, which we expect may not occur until the summer of 2005. We have not been profitable in the past years and had an accumulated deficit of approximately $25.4 million at September 30, 2004. We have not had revenues from sales of our products since the beginning of fiscal 2002, the commencement of development of our Anthrax Smoke Detector. During the nine months ended September 30, 2004, and the fiscal years ended December 31, 2003 and 2002, we have experienced losses of $4.3, $4.7, and $2.1million, respectively. Achieving profitability depends upon numerous factors, including our ability to develop, market and sell commercially accepted products timely and cost-efficiently. We do not anticipate that we will be profitable in fiscal 2004.


IF WE OBTAIN FINANCING, EXISTING SHAREHOLDER INTERESTS MAY BE DILUTED.

     If we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our shareholders will be diluted. In addition, any convertible securities issued may not contain a minimum conversion price, which may make it more difficult for us to raise financing and may cause the market price of our common stock to decline because of the indeterminable overhang that is created by the discount to market conversion feature. In addition, any new securities could have rights, preferences and privileges senior to those of our common stock. Furthermore, we cannot assure you that additional financing will be available when and to the extent we require or that, if available, it will be on acceptable terms.

IF WE CANNOT PARTNER WITH THIRD PARTIES TO ENGAGE IN RESEARCH AND DEVELOPMENT AND TESTING OF OUR DEVICE AT MINIMAL COST TO US, OUR PRODUCT DEVELOPMENT WILL BE DELAYED.

     We contract with third parties at minimal cost to us to conduct research and development activities and we expect to continue to do so in the future. Under our agreement with JPL, it will engage in limited testing of our device. We have engaged in discussions with Rutgers University to conduct field testing of our Anthrax Smoke Detector but Rutgers' obligations are contingent upon its receipt of funding from the National Science Foundation to conduct the testing. If Rutgers is unable to obtain the funding necessary to engage in field testing, or we are unable to partner with a reputable organization at a nominal cost to us, we will need to raise additional capital, and our testing and further product development will be delayed. Also, because we rely on third parties for our research and development activities, we have less direct control over those activities and cannot assure you that the research will be done properly or in a timely manner.

MANAGEMENT HAS NO EXPERIENCE IN PRODUCT MANUFACTURING, MARKETING, SALES, OR DISTRIBUTION. WE MAY NOT BE ABLE TO MANUFACTURE OUR ANTHRAX SMOKE DETECTOR IN SUFFICIENT QUANTITIES AT AN ACCEPTABLE COST, OR IN A TIMELY FASHION, AND MAY NOT BE ABLE TO MARKET AND DISTRIBUTE IT EFFECTIVELY, EACH OF WHICH COULD HARM OUR FUTURE PROSPECTS.

     If we are unable to establish an efficient manufacturing process for the Anthrax Smoke Detector, our costs of production will increase, our projected margins may decrease, and we may not be able to timely deliver our product to customers. We remain in the research and development phase of product commercialization. When and if we complete all design and testing of our product, we will need to establish the capability to manufacture it. Management has no experience in establishing, supervising, or conducting commercial manufacturing. We plan to rely on third party contractors to manufacture our product, although to date we have not entered into any manufacturing arrangements with any third party.


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


Relying on third parties may expose us to the risk of not being able to directly oversee the manufacturing process, which may adversely affect the production and quality of our Anthrax Smoke Detector. In addition, these third party contractors may experience regulatory compliance difficulty, mechanical shutdowns, employee strikes, or other unforeseeable acts that may increase the cost of production or delay or prevent production.

     In addition, if we are unable to establish a successful sales, marketing, and distribution operation, we will not be able to generate sufficient revenue in order to maintain operations. We have no experience in marketing or distributing new products. We have not yet established marketing, sales, or distribution capabilities for our Anthrax Smoke Detector. At this time, we have an oral agreement with KAL Consultants, Inc. to assist us with our marketing and sales efforts. To date, KAL Consultants' principal function has been to arrange meetings with potential buyers of our device, including Secure Wrap. We also plan on entering into distribution agreements with third parties to sell our Anthrax Smoke Detector. If we are unable to enter into relationships with third parties to market, sell, and distribute our products, we will need to develop our own capabilities. We have no experience in developing, training, or managing a sales force. If we choose to establish a direct sales force, we will incur substantial additional expense. We may not be able to build a sales force on a cost effective basis or at all. Any direct marketing and sales efforts may prove to be unsuccessful. In addition, our marketing and sales efforts may be unable to compete with the extensive and well-funded marketing and sales operations of some of our competitors. We also may be unable to engage qualified distributors. Even if engaged, they may fail to satisfy financial or contractual obligations to us, or adequately market our products.

WE CANNOT GUARANTEE THAT OUR BIO-TERRORISM DETECTION DEVICE WILL WORK OR BE COMMERCIALLY VIABLE.


     Our product requires further research, development, testing and demonstration of commercial scale manufacturing before it can be proven to be commercially viable. Potential products that appear to be promising at early stages of development may not reach the market for a number of reasons. These reasons include the possibilities that the product may be ineffective, unsafe, difficult or uneconomical to manufacture on a large scale, or precluded from commercialization by proprietary rights of third parties. We cannot predict with any degree of certainty when, or if, the research, development, and testing will be completed. If our product development efforts are unsuccessful or if we are unable to develop a commercially viable product timely, we would need to consider steps to protect our assets against our creditors.


OUR PRODUCTS MAY NOT BE COMMERCIALLY ACCEPTED WHICH WILL ADVERSELY AFFECT OUR REVENUES AND PROFITABILITY.

     Our ability to enter into the bio-terrorism detection device market, establish brand recognition and compete effectively depends upon many factors, including broad commercial acceptance of our products. If our products are not commercially accepted, we will not recognize meaningful revenue and may not continue to operate. The success of our products will depend in large part on the breadth of information these products capture and the timeliness of delivery of that information. The commercial success of our products also depends upon the quality and acceptance of other competing products, general economic and political conditions and other factors, all of which can change and cannot be predicted with certainty. We cannot assure you that our new products will achieve market acceptance or will generate significant revenue.

EXISTING AND DEVELOPING TECHNOLOGIES MAY AFFECT THE DEMAND FOR OUR ANTHRAX SMOKE DETECTOR.

Our industry is subject to rapid and substantial technological change. Developments by others may render our technology and planned product noncompetitive or obsolete, or we may be unable to keep pace with technological developments or other market factors. Competition from other biotechnology



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companies, universities, governmental research organizations and others diversifying into our field is intense and is expected to increase. According to the public filings of Cepheid, one of our competitors, it has begun shipping its detection technology product, including for use by the United States Postal Service. Cepheid's entry into the market before us may make it more difficult for us to penetrate the market. In addition, our competitors offer technologies different than ours which potential customers may find more suitable to their needs. For example, Cepheid's technology specifically detects for Anthrax whereas our technology detects for an increase in the level of bacterial spores. Many of our competitors also have significantly greater research and development capabilities than we do, as well as substantially greater marketing, manufacturing, financial and managerial resources.

SHARES ISSUED UPON THE EXERCISE OF OUR OUTSTANDING OPTIONS AND WARRANTS MAY DILUTE YOUR STOCK HOLDINGS AND ADVERSELY AFFECT OUR STOCK PRICE.


     If exercised, our outstanding options and warrants will cause immediate and substantial dilution to our stockholders. We have issued options and warrants to acquire our common stock to our employees, consultants, and investors at various prices, some of which are or may in the future be below the market price of our stock. As of September 30, 2004, we had outstanding options and warrants to purchase a total of 21,156,267 shares of common stock. Of these options and warrants, 11,958,064 have exercise prices above the recent market price of $0.37 per share (as of November 8, 2004), and 9,198,203 have exercise prices at or below this price. The weighted average exercise price for these outstanding options and warrants is $0.50.


WE USE A SIGNIFICANT PORTION OF OUR CASH ON HAND AND STOCK TO PAY CONSULTING FEES. WE MAY NOT RECEIVE THE BENEFIT WE EXPECT FROM THESE CONSULTANTS.


     The consultants that we hire may not provide us with the level of services, and consequently, the operating results, we anticipate. We spent approximately $3.0 million and $2.4 million in consulting fees during the nine months ended September 30, 2004 and the year ended December 31, 2003, respectively, and utilized approximately 17 consultants during this period. The consultants we engage provide us with a variety of services. In the nine months ended September 30, 2004, we paid our consultants in the aggregate approximately $1,990,000 in cash for marketing and as serving as a finder or broker in connection with sales of securities, $745,000 in stock for public and investor relations, $149,000 in a combination of cash and stock for administrative oversight of research and development and management of our relationship with JPL, $54,000 in cash and stock based compensation for general business and advisory services, and $57,000 in a combination of cash and stock based compensation for Scientific Advisory Board services.


WE HAVE ENTERED INTO SEVERAL RELATED PARTY TRANSACTIONS IN 2004 AND 2003.


     We have engaged in a number of transactions with related parties in 2004 and 2003. During the nine months ended September 30, 2004 and the fiscal year ended December 31, 2003, we spent an aggregate of $288,000 and $375,000, respectively in related party transactions. These included an agreement with Astor Capital, Inc. pursuant to which it provided us with investment banking and strategic advisory services as well as a 10% placement fee for debt and equity financings raised for us. We terminated this agreement effective September 30, 2004. We also subleased office space from Astor. Effective November 1, 2004, we assumed the lease for the office space. In addition, we issued notes to related parties. In light of the number of transactions and the aggregate sums involved, there may be a perception that these transactions were not at arm's length. We believe that each of these transactions were on terms at least as favorable to us as they would have been with unrelated parties.



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THE LOSS OF OUR PRESIDENT AND CHIEF EXECUTIVE OFFICER WOULD DISRUPT OUR
BUSINESS.

     Our success depends in substantial part upon the services of Jacques Tizabi, our President, Chief Executive Officer and Chairman of the Board of Directors. The loss of or the failure to retain the services of Mr. Tizabi would adversely affect the development of our business and our ability to realize or sustain profitable operations. We do not maintain key-man life insurance on Mr. Tizabi and have no present plans to obtain this insurance.

IF A U.S. PATENT FOR THE BACTERIAL SPORE DETECTION TECHNOLOGY IS NOT ISSUED, COMPETITORS MAY BE ABLE TO COPY AND SELL PRODUCTS SIMILAR TO OURS WITHOUT PAYING A ROYALTY, WHICH WOULD HAVE A MATERIAL ADVERSE IMPACT ON OUR ABILITY TO COMPETE.

     If our Anthrax Smoke Detector is commercialized, the lack of U.S. or foreign patent protection could allow competitors to copy and sell products similar to ours without paying a royalty. The bacterial spore detection technology that is integrated into our Anthrax Smoke Detector is owned by Caltech. On January 31, 2003, Caltech filed a U.S. patent application covering the technology, which currently is being reviewed by the U.S. Patent and Trademark Office. Caltech also filed a patent application with the European Patent Office. We paid and filed on behalf of Caltech a patent application in Japan as well. No patents have been issued and we cannot assure you that any patents will be issued. If a U.S. patent is not issued, or not issued timely, we may face substantially increased competition in our primary geographic market.

WE MAY BE SUED BY THIRD PARTIES WHO CLAIM OUR PRODUCT INFRINGES ON THEIR INTELLECTUAL PROPERTY RIGHTS. DEFENDING AN INFRINGEMENT LAWSUIT IS COSTLY AND WE MAY NOT HAVE ADEQUATE RESOURCES TO DEFEND OURSELVES.

     We may be exposed to future litigation by third parties based on claims that our technology, product, or activity infringes on the intellectual property rights of others or that we have misappropriated the trade secrets of others. This risk is compounded by the fact that the validity and breadth of claims covered in technology patents in general and the breadth and scope of trade secret protection involves complex legal and factual questions for which important legal principles are unresolved. Any litigation or claims against us, whether or not valid, could result in substantial costs, could place a significant strain on our financial and managerial resources, and could harm our reputation. Our license agreement with Caltech requires that we pay the costs associated with initiating an infringement claim and defending claims by third parties for infringement, subject to certain offsets that may be allowed against amounts we may owe to Caltech under the licensing agreement. In addition, intellectual property litigation or claims could force us to do one or more of the following:

     o cease selling, incorporating, or using any of our technology and/or products that incorporate the challenged intellectual property, which could adversely affect our potential revenue;

     o obtain a license from the holder of the infringed intellectual property right, which license may be costly or may not be available on reasonable terms, if at all; or

     o    redesign our products, which would be costly and time consuming.

THE U.S. GOVERNMENT HAS RIGHTS TO THE TECHNOLOGY WE LICENSE FROM CALTECH.

     Under the license rights provided to the United States government in our license agreement with Caltech, a United States government agency or the United States armed forces may, either produce the proprietary products or use the proprietary processes or contract with third parties to provide the


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proprietary products, processes, and services to one or more Federal agencies or the armed forces of the United States government, for use in activities carried out by the United States government, its agencies, and the armed forces, including, for instance, the war on terrorism or the national defense. Further, the Federal agency that provided funding to Caltech for the research that produced the inventions covered by the patent rights referenced in the Technology Affiliates Agreement and the related technology may require us to grant, or if we refuse, itself may grant a nonexclusive, partially exclusive, or exclusive license to these intellectual property rights to a third party if the agency determines that action is necessary:

     o because we have not taken, or are not expected to take within a reasonable time, effective steps to achieve practical application of the invention in the detection of pathogens, spores, and biological warfare agents;

     o to alleviate health or safety needs which are not reasonably satisfied by us or our sublicensees;

     o to meet requirements for public use specified by Federal regulations and those regulations are not reasonably satisfied by us; or

     o because we have not satisfied, or obtained a waiver of, our obligation to have the licensed products manufactured substantially in the United States.

THE BACTERIAL SPORE DETECTION TECHNOLOGY IS LICENSED TO US BY CALTECH. IF OUR LICENSE TERMINATES, OUR FUTURE PROSPECTS WOULD BE HARMED.

     The loss of our technology license would require us to cease operations until we identify, license and integrate into our product another technology, if available. If we fail to fulfill any payment obligation under the terms of the license agreement or materially breach the agreement, Caltech may terminate the license. To maintain our license with Caltech, a minimum annual royalty of $10,000 is due to Caltech on August 1, 2005, and each anniversary thereof, regardless of any product sales. Any royalties paid from product sales for the 12-month period preceding the date of payment of the minimum annual royalty will be credited against the annual minimum.

OUR STOCK PRICE IS VOLATILE.

     The trading price of our common stock fluctuates widely and in the future may be subject to similar fluctuations in response to quarter-to-quarter variations in our operating results, announcements of technological innovations or new products by us or our competitors, general conditions in the bio-terrorism detection device industry in which we compete and other events or factors. In addition, in recent years, broad stock market indices, in general, and the securities of technology companies, in particular, have experienced substantial price fluctuations. These broad market fluctuations also may adversely affect the future trading price of our common stock.

OUR STOCK HISTORICALLY HAS BEEN THINLY TRADED. THEREFORE, SHAREHOLDERS MAY NOT BE ABLE TO SELL THEIR SHARES FREELY.

     The volume of trading in our common stock historically has been low and a limited market presently exists for the shares. We have no analyst coverage of our securities. The lack of analyst reports about our stock may make it difficult for potential investors to make decisions about whether to purchase our stock and may make it less likely that investors will purchase our stock. We cannot assure you that our trading volume will increase, or that our historically light trading volume or any trading volume whatsoever will be sustained in the future. Therefore, we cannot assure you that our shareholders will be able to sell their shares of our common stock at the time or at the price that they desire, or at all.

POTENTIAL ANTI-TAKEOVER TACTICS THROUGH ISSUANCE OF PREFERRED STOCK RIGHTS MAY BE DETRIMENTAL TO COMMON SHAREHOLDERS.

     We are authorized to issue up to 20,000,000 shares of preferred stock, of which none currently are issued and outstanding. The issuance of preferred stock does not require approval by the shareholders of our common stock. Our Board of Directors, in its sole discretion, has the power to issue preferred stock in one or more series and establish the dividend rates and preferences, liquidation preferences, voting rights, redemption and conversion terms and conditions and any other relative rights and preferences with respect to any series of preferred stock. Holders of preferred stock may have the right to receive dividends, certain preferences in liquidation and conversion and other rights, any of which rights and preferences may operate to the detriment of the shareholders of our common stock. Further, the issuance of any preferred stock having rights superior to those of our common stock may result in a decrease in the market price of the common stock and, additionally, could be used by our Board of Directors as an anti-takeover measure or device to prevent a change in our control.

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, which we refer to in this prospectus as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to in this prospectus as the Exchange Act. Forward-looking statements are not statements of historical fact but rather reflect our current expectations, estimates and predictions about future results and events. These statements may use words such as "anticipate," "believe," "estimate," "expect," "intend," "predict," "project" and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management's beliefs and assumptions, using information currently available to us. These forward-looking statements are subject to risks, uncertainties and assumptions, including but not limited to, risks, uncertainties and assumptions discussed in this prospectus. Factors that can cause or contribute to these differences include those described under the headings "Risk Factors" and "Management Discussion and Analysis of Financial Condition and Results of Operations."

     If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statement you read in this prospectus reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this paragraph. You should specifically consider the factors identified in this prospectus which would cause actual results to differ before making an investment decision. We are under no duty to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares by the selling stockholders. All proceeds from the sale of the common stock under this prospectus will be for the account of the selling stockholders.

                           MARKET PRICE OF SECURITIES

     The following table sets forth, for the periods indicated, the range of high and low intraday bid information per share of our common stock as quoted on the Over The Counter Bulletin Board. Our stock is traded under the symbol "UDTT."

             Year                   Period                   Historic Prices
                                                        ---------------------------
                                                           High           Low
        --------------- --------------------------------------------  -------------
             2002       First Quarter                        $ 0.69         $ 0.36
                        Second Quarter                         0.42           0.12
                        Third Quarter                          0.27           0.14
                        Fourth Quarter                         0.32           0.16

             2003       First Quarter                          0.25           0.17
                        Second Quarter                         0.31           0.18
                        Third Quarter                          0.54           0.22
                        Fourth Quarter                         0.80           0.45


             2004       First Quarter                          1.01           0.60
                        Second Quarter                         0.99           0.70
                        Third Quarter                          0.92           0.45
                        Fourth Quarter
                          (through December 10, 2004           0.70           0.27





     As of December 10, 2004, the closing price of our common stock on Over The Counter Bulletin Board was $0.37, and at that date, our outstanding common stock was held of record by 1,339 stockholders.


                                 DIVIDEND POLICY

     We do not currently pay any dividends on our common stock, and we currently intend to retain any future earnings for use in our business. Any future determination as to the payment of dividends on our common stock will be at the discretion of our Board of Directors and will depend on our earnings, operating and financial condition, capital requirements and other factors deemed relevant by our Board of Directors including the General Corporation Law of the State of California, which provides that dividends are only payable out of retained earnings or if certain minimum ratios of assets to liabilities are satisfied. The declaration of dividends on our common stock also may be restricted by the provisions of credit agreements that we may enter into from time to time.

                                PLAN OF OPERATION


     The following discussion should be read in conjunction with our consolidated financial statements provided in this prospectus. Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed more fully herein.

     The forward-looking information set forth in this prospectus is as of the date of this filing, and we undertake no duty to update this information. More information about potential factors that could affect our business and financial results is included in the section entitled "Risk Factors" of this prospectus.

OVERVIEW

     We are engaged in the research and development of bio-terrorism detection devices. After engaging in initial research and development efforts, we determined to pursue a strategy to identify qualified strategic partners and collaborate to develop commercially viable bio-terrorism detection devices. Consistent with this strategy, in August 2002, we entered into a Technology Affiliates Agreement with the Jet Propulsion Laboratory, commonly referred to as JPL, to develop technology for our bio-terrorism detection equipment. JPL is a federally funded research and development center sponsored by NASA and also is an operating division of the California Institute of Technology, or Caltech, a private non-profit educational institution.


     Under the Technology Affiliates Agreement, JPL developed its proprietary bacterial spore detection technology and integrated it into our existing aerosol monitoring system, resulting in a product which we refer to as the Anthrax Smoke Detector. The Anthrax Smoke Detector is designed to provide continuous unattended monitoring of airborne bacterial spores in large public places, with real-time automated alert functionality. The device operates to detect an increase in the concentration of bacterial spores, which is indicative of a potential presence of Anthrax. In the event of a substantial increase in bacterial spore count from the normal background levels, whether anthrax or benign spores, our device will indicate a positive detection. Upon detection, first responders will need to implement more expensive tests such as immunoassay or DNA testing techniques to verify the identity of the detected spores. In essence, our device serves as the first line of defense at substantially less cost than existing competing technologies.

     Under our agreement with JPL, we paid it approximately $250,000 for its services and we received an option to license all technology developed under the Technology Affiliates Agreement from Caltech. On September 30, 2003, we exercised our option and Caltech granted to us a worldwide exclusive license to the patent rights referenced in the Technology Affiliates Agreement and a worldwide nonexclusive license to rights in related proprietary technology.


PLAN OF OPERATION


     In May 2004, we unveiled the first functional prototype of our Anthrax Smoke Detector. The prototype operated on external software. In July 2004, we commenced simulated tests with benign bacterial spores having anthrax-like properties in order to fine tune our product. The use of benign spores is as effective as testing with anthrax spores because our device is designed to detect an increase in bacterial spore concentration levels. Based on results we obtained, we were able to enhance the sensitivity of the Anthrax Smoke Detector by improving the sample collection efficiency of the device, and made certain other modifications to improve efficiency. Our device is a functional viable product, available for sale.

     In the first quarter of 2005, we plan to commence field testing of devices in different environments and conditions and to use the empirical data gained from the testing to further improve the design and functionality of our product. We are engaged in discussions with Rutgers University to perform our field testing. The Center for Advanced Infrastructure and Transportation at Rutgers University was given an initial (Phase I) grant from the National Science Foundation to conduct a preliminary study on methods to protect the nation's transportation infrastructure against a potential airborne biological attack. Rutgers identified us as a partner in this project. At this time, Rutgers has applied for a Phase II grant from the National Science Foundation. Rutgers would use the proceeds from this grant to implement its site-specific emergency management response protocol. Rutgers orally has agreed to incorporate our bio-detection technology in its response protocol. Rutgers has informed us that it intends to select a facility managed by the NY/NJ Port Authority to run simulated tests. Rutgers will manage all details relating to the implementation of the program. We plan to continue to market and sell the current version of our Anthrax Smoke Detector while we engage in field testing. In the third quarter of 2004, we received our first purchase order for a minimum of 1 and up to 10 Anthrax detection devices. The purchase order was made by Global Baggage Protection Systems, which is doing business as Secure Wrap, a company based in Miami, Florida. The purchase order is contingent upon Secure Wrap's satisfaction of the first unit shipped to it, which we anticipate will be delivered during the first calendar quarter of 2005. Secure Wrap may accept or return the device within 90 days. If Secure Wrap accepts the detection device, the purchase order calls for us to ship one device every 2 months over the next 18 months.


     We intend to initiate orders of our Anthrax Smoke Detector with Met One Instruments based on sales orders we receive. In connection with our sales and marketing efforts, we hope to sell units to customers in specific sectors in the market including, sports stadiums, conventions centers, and casinos. We believe that these sales will provide us a well-defined customer base to use as a reference in connection with our marketing campaign in 2005. In August 2004, we reached an oral agreement in principal with KAL Consultants, Inc., pursuant to which it will assist us with marketing and sales efforts. We made an initial payment to KAL Consultants and it commenced services to us consisting principally of arranging meetings with potential buyers of our device, including Secure Wrap. At this time, we have not entered into any agreements with any third parties regarding the manufacturing of our product, but Met One Instruments has indicated to us that it will be capable of producing between 50 to 100 units per month.


     During the next 12 month period, we also plan to secure and lease a testing facility close to the JPL laboratories where we would be able to implement a quality assurance program and test our products against the required specifications before shipping them to customers. We believe that the proximity to JPL and in particular to Caltech will help us by utilizing the knowledge of graduate and PhD students familiar with the project in a consultant or employment capacity.

     During the first nine months of 2004, we hired four additional employees and increased our use of consultants for corporate development purposes, including further development of our strategic business plan to sell our Anthrax Smoke Detector. We anticipate hiring up to three additional employees in the next twelve months, one of whom would concentrate on marketing our Anthrax Smoke Detector to both the public and private sector. Upon establishment of the testing facility, we intend to hire up to two employees to assist with the testing of the products.

     During the nine months ended September 30, 2004, and fiscal year ended December 31, 2003, we spent an aggregate of $4,220,000 and $3,590,000, respectively, on selling, general and administrative expenses and marketing expenses representing a 86% and 368% increase over the comparable year ago periods. The significant increase in our selling, general and administrative expenses and marketing expenses in the nine months ended September 30, 2004 principally is due to an increase of $228,000, or 375%, in legal expense, $57,000 rent expense (when in the prior comparable period we did not have rent expense), $102,000, or 216%, relating to travel for business development, $901,000, or 211%, in consulting fees, and $705,000, or 57%, in capital raising. For the year ended December 31, 2003, our selling, general and administrative cost increased over the year ago period by $77,000, or 670%, in travel for business development, $560,000 in wages for additional employees (when in the prior comparable period we did not have any employee wage expense), $453,000, or 370%, in consulting fees, and $1,888,000, or 4,194%, in capital raising. In connection with our selling, general and administrative and marketing expenses, we engaged 17 consultants during the nine months ended September 30, 2004 and paid an aggregate of $2.6 million of cash and stock based compensation in consulting fees, and 12 consultants during fiscal 2003 and paid an aggregate of $2.4 million of cash and stock based compensation in consulting fees. The consulting services include marketing, services of finders and brokers in connection with sales of securities, public and investor relations, administrative oversight of research and development and management of our relationship with JPL, and Scientific Advisory Board services.


     We also have incurred a significant increase in our marketing expenses during these periods in comparison to the prior periods. We retained several consultants to help promote awareness of and create an interest in our product and company in the U.S. and abroad, facilitate contacts with strategic individuals and agencies, and assist in arranging meetings in connection with the manufacturing, distribution, and sale of our product. We also attended several trade shows in the U.S. and abroad, including England and France, and made several presentations to various private and public entities in the U.S., England, and France. During fiscal 2003, we also hired an investor relations company to help promote awareness of our company, through press releases, road shows, meetings with brokers and fund managers, and other appropriate means.


     During the nine months ended September 30, 2004, we incurred $20,000 of research and development expenses related to the use of our finished goods inventory in our research an development efforts. Under our agreement with JPL, we were required to pay the entire estimated cost of $249,000 in advance of JPL commencing its research and development work. JPL will continue to enhance the efficiency of the device until it uses all of the funds we previously provided under the agreement.

AUDIT COMMITTEE INQUIRY

     During the third quarter of 2004, our chief executive officer directed Company funds, in lieu of personal funds, to be used to secure a personal obligation. Shortly following the quarter end, in the normal course of closing the Company's books for the third quarter, we identified this issue, immediately alerted the chief executive officer, and with his full acknowledgement, cooperation and assistance, the Company funds promptly were released. We notified the Audit Committee, which is comprised solely of independent directors, and it immediately commenced an inquiry into the matter.

     The inquiry included a review of all relevant loan and other transaction documents, interviews with the chief executive officer, the other officers or employees that were involved in identifying the issue and facilitating the release of the Company funds, and other employees or persons that the Audit Committee believed may be helpful to its inquiry, and a review of the internal controls of the Corporation.

     The Audit Committee determined that the chief executive officer's conduct did not involve any management impropriety or fraud, but was made possible nonetheless due to a gap in our internal controls. As a result of the Audit Committee's investigation and at its direction, we are implementing changes to our financial organization and enhancing our internal controls. These changes include,

     o Additions to or enhancement of our existing internal controls, including the requirement that all checks in excess of $25,000 require two authorized signatories, and that the board of directors approve all indebtedness in excess of $50,000 and all corporate transactions whereby the Company is committed to any expenditure in excess of $100,000,

     o    Increased automation of our accounting systems,

     o The retention of a financial consultant who is a Certified Public Accountant, and other personnel to increase the depth and experience of our finance and accounting staff,

     o Improved documentation of our accounting policies and procedures, and internal control procedures, and

     o    Streamlining our banking relationships.

     We have implemented each of the foregoing recommendations. We will continue to evaluate the effectiveness of our controls quarterly and more frequently if business developments warrant. We will continue to make changes in our controls and procedures, including our internal controls over financial reporting, aimed at enhancing their effectiveness and ensuring that our systems evolve with, and meet the needs of, our business as it grows and changes over time.



LIQUIDITY AND CAPITAL RESOURCES

     On April 29, 2004, we commenced a private offering of our securities. In this private placement, we sold $3.0 million of Units. The offering was made solely to accredited investors through Meyers Associates, L.P., a registered broker dealer firm. Each Unit consists of one share of common stock and a Class A Warrant and a Class B Warrant. The offering price per Unit was $0.50. Both the Class A and Class B Warrants are exercisable by the holder at any time up to the expiration date of the warrant, which is five years from the date of issuance. In the aggregate, the investors purchased 6,000,000 shares of common stock, Class A Warrants to purchase 3,000,000 shares of common stock at $0.50 per share and Class B Warrants to purchase 3,000,000 shares of common stock at $0.70 per share. Meyers received a sales commission equal to 10% of the gross proceeds and payment of 3% of the gross proceeds for a non-accountable expense allowance for an aggregate payment of $403,140. Meyers and its agents also received Class A Warrants to purchase an aggregate of 2,400,000 shares of common stock as consideration for their services as placement agent. In connection with the private placement, we also entered into a consulting agreement with Meyers for an 18 month term, whereby Meyers will provide us consulting services related to corporate finance and other financial service matters and will receive $7,500 per month, as well as Class A Warrants to purchase 1,200,000 shares of our common stock.

     The net proceeds to us from the sale of the Units were approximately $2.5 million. We require approximately $2.0 million in the next twelve months to complete our existing prototype, engage in testing of the device, revise the technology or reengineer the device as may be necessary or desirable and otherwise execute our business plan. As a result of the private placement, we believe we have sufficient capital to fund our operating expenses for the next twelve months. We do not believe we have adequate capital to repay all of our debt currently due and becoming due in the next twelve months. We anticipate that our uses of capital during the next twelve months principally will be for:


     o administrative expenses, including salaries of officers and other employees we plan to hire;

     o    repayment of debt;

     o    sales and marketing; and

     o    expenses of professionals, including accountants and attorneys.


     To maintain our license with Caltech, a minimum annual royalty of $10,000 is due to Caltech on August 1, 2005, and each anniversary thereof, regardless of any product sales. Any royalties paid from product sales for the 12-month period preceding the date of payment of the minimum annual royalty will be credited against the annual minimum. Pursuant to the terms of the license, we must pay 4% royalties on product sales in countries where a patent is issued and 2% royalties on product sales in countries where a patent is not issued, as well as 35% of net revenues received from sublicensees.

     Our working capital deficit at September 30, 2004, was $595,523. Our independent auditors' report, dated February 4, 2004 (except for note 14, as to which the date is July 27, 2004), includes an explanatory paragraph relating to substantial doubt as to our ability to continue as a going concern, due to our working capital deficit at December 31, 2003, and the sale of our operating subsidiary. We require approximately $1.6 million to repay indebtedness in the next twelve months. As a condition to completing our private placement in July 2004, we agreed not to use any of the proceeds to repay debt outstanding at the time of the closing of the offering, or to pay accrued but unpaid salary to our Chief Executive Officer, or our monthly consulting fee under our Agreement for Investment Banking and Advisory Services with Astor Capital, Inc. As of September 30, 2004, we owed our Chief Executive Officer $495,500 of accrued but unpaid salary under his employment agreement. The following provides the principal terms of our outstanding debt as of September 30, 2004:

     o One loan from three family members, each of whom is an unaffiliated party, evidenced by four promissory notes in the aggregate principal amounts of $100,000, $50,000, $50,000, and $100,000, each due June 24,
          2001 with interest rates ranging from 11% to 12%. We entered into a settlement agreement in the third quarter of 2004 with each of these parties. Pursuant to this agreement, in July 2004, we repaid a total of $73,333 of the debt and agreed to pay an additional $225,333 in monthly installments over the following 18 months as full payment of our obligations. The settlement agreement provides for an accelerated payment schedule (at our option), which would reduce the total amount we are required to pay by approximately $12,000.

     o One loan from an unaffiliated party in the aggregate principal amount of $200,000, due October 13, 2004, with interest at the rate of 12% per annum. Pursuant to a letter agreement dated as of August 10, 2004, we entered into a settlement with this party and agreed to pay a total of $261,000 pursuant to a scheduled payment plan through July 2005. Additionally, the Company, in September 2004, issued 206,250 shares of common stock upon the conversion of unpaid interest in the aggregate amount of $33,000.

     o One loan from an unaffiliated party in the aggregate principal amount of $100,000, due October 13, 2004, with interest at the rate of 9% per annum. Pursuant to a letter agreement dated August 10, 2004, between us and this third party, we agreed to pay a total of $130,800 pursuant to a scheduled payment plan through July 2005.

     o Two loans from JRT Holdings, Inc., a company in which our Chief Executive Officer owns a 50% equity interest, evidenced by two promissory notes each in the aggregate principal amounts of $20,000, due February and April, 2004. On September 21, 2004, these notes were consolidated and amended to require an aggregate payment of $42,000 on or before December 31, 2004. Subsequently, on October 29, 2004, the parties further amended the consolidated note to provide for an aggregate payment of $40,750 on October 29, 2004 as payment in full of this loan. There are no amounts outstanding on this loan.

     o One loan from an unaffiliated party evidenced by a promissory note in the aggregate principal amount of $200,000, due on the extended due date of June 30, 2002, and further verbally extended to a date to be mutually agreed upon by the parties, with interest at the rate of 18% per annum. As of September 30, 2004, we owed $154,500 in interest on this note.

     o One loan from an unaffiliated party in the aggregate principal amount of $250,000 at the interest rate of Wall Street Journal Prime plus 3% per annum, due on an extended due date of June 30, 2002. As of September 30, 2004, we owed $56,250 in interest on this note, and were in default of the aggregate $306,250 owed on this loan.

     o Two loans from an unaffiliated party evidenced by two promissory notes in the aggregate principal amount of $57,526, due September 10, 2002, and verbally extended to a date to be mutually agreed upon by the parties, with interest at the rate of 10% per annum. As of September 30, 2004, we owed $13,513 in interest on these notes.

     o One loan from an unaffiliated party evidenced by a promissory note in the aggregate principal amount of $75,000, due on May 10, 2003, and verbally extended to a date to be mutually agreed upon by the parties, with interest at the rate of 18% per annum. As of September 30, 2004, we owed $19,445 in interest on this note.

     o One loan from an unaffiliated party evidenced by a promissory note in the aggregate principal amount of $75,000, due on the extended due date of June 30, 2002, and further verbally extended to a date to be mutually agreed upon by the parties, with interest at the rate of 10% per annum. As of September 30, 2004, we owed $33,313 in interest on this note.

     We may need to raise additional capital to repay our debt. We recently concluded discussions with several note holders and, as reflected in the foregoing discussion of our debt, have amended the terms of most of our outstanding debt to provide for scheduled extended payment arrangements. We may need to obtain additional extensions with respect to these notes and our other debt as it becomes due. Historically, we have financed operations through private debt and equity financings. In recent years, financial institutions have been unwilling to lend to us and the cost of obtaining working capital from investors has been expensive. We actively continue to pursue additional equity or debt financings. If we are unable to pay our debt as it becomes due and are unable to obtain financing on terms acceptable to us, or at all, we will not be able to accomplish any or all of our initiatives and will be forced to consider steps that would protect our assets against our creditors.

                                    BUSINESS


GENERAL


     We are engaged in the research and development of bio-terrorism detection devices. In August 2002, we entered into a Technology Affiliates Agreement with JPL, to develop technology for our bio-terrorism detection equipment. Under the Technology Affiliates Agreement, JPL developed its proprietary bacterial spore detection technology and integrated it into our existing aerosol monitoring system, resulting in a product which we refer to as the Anthrax Smoke Detector. The Anthrax Smoke Detector is designed to provide continuous unattended monitoring of airborne bacterial spores in large public places, with real-time automated alert functionality. The Anthrax Smoke Detector combines a bioaerosol capture device with a chemical test for bacterial spores that we believe will provide accurate results in a timely fashion. Our system is designed to function fully automated and at a low cost compared to existing technologies. We unveiled the first functional prototype of our Anthrax Smoke Detector at a press conference on May 6, 2004, and received our first purchase order in the third quarter of 2004. We continue to engage in simulated tests to further enhance the functionality of our device and in 2005 we hope to conduct field tests in different environments and conditions in order to obtain empirical date to improve the overall design and functionality of our product.

     Our core business for over twenty years was the design, manufacture, marketing and sale of automated continuous air monitoring instruments used to detect and measure various types of air pollution, such as acid rain, ozone depletion and smog episodes. We also supplied computer-controlled calibration systems that verified the accuracy of our instruments, data loggers to collect and manage pollutant information, and our reporting software for remote centralized applications. In January 1998, because of intense competitive price pressures, we focused all of our marketing efforts to the then perceived world's largest market The People's Republic of China. In 1999, we signed a $5.1 million contract with China, which we completed essentially in a five month schedule ending November 1999. Principally due to this contract, and to a lesser extent sales of our product in the United States, we recognized revenues of $7,314,975 in 1999, $3,636,622 in 2000 and $2,393,681 in 2001, despite incurring operating losses in each of those periods. The operating losses primarily were due to the large employee staff we were required to maintain to handle the orders for product from China, which were unpredictable. We believed that until we reached a "steady-state" flow of revenue from China, which we never realized, we would experience a monthly operating loss for portions of each year. In addition, significant delays between subsequent projects continued to result in substantial operating losses for us which in turn resulted in abnormally high costs to obtain working capital. Repeated attempts to obtain working capital funding, regardless of higher financial costs, failed. As our operating and viability condition declined, any additional attempts at financing required an improved balance sheet, and we were unable to secure sufficient financing. Management determined that our pursuit of the China market was not viable, and began to consider alternative strategic options.



     In September 2001, we retained entirely new management. At that same time, the members of the Board of Directors resigned and new members were appointed. In the first quarter of 2002, management recommended to the Board, and the Board approved a change to our strategic direction. In March 2002, we sold our sole operating subsidiary and began to retool one of our existing air monitoring instruments to develop the Anthrax Smoke Detector.

INDUSTRY BACKGROUND

     The attacks of September 11, 2001, and the subsequent spread of and potential future threat of anthrax spores have created a new sense of urgency in the public health systems across the world, and especially in the United States. During the 2001 anthrax attacks in the United States, emergency response personnel, clinicians, laboratories, and public health officials were overwhelmed by requests for evaluation of suspicious powders and by calls from patients concerned about exposures to bio-terrorism agents. Systems designed to detect bio-terrorism agents in clinical and environmental samples have become essential components of responses to both hoaxes and actual bio-terrorism events. First responders and public health officials require sensitive and specific detection systems that can identify bio-terrorism agents early enough to take actions that limit their spread.


     The United States government has responded to this urgent need for preparedness against terrorism by establishing the Department of Homeland Security. The Department of Homeland Security is intended to unite much of the federal government's effort to secure the homeland, with the primary goal being an America that is stronger, safer, and more secure. The primary mission of the Department is to, among other things:

     o    prevent terrorist attacks within the United States;

     o    reduce the vulnerability of the United States to terrorism; and


     o minimize the damage, and assist in the recovery, from terrorist attacks that do occur within the United States.

     For fiscal 2004, the Department has allocated $350 million in new funding for research, development, testing, and evaluation capabilities. According to the Department, these funds are targeted to promote innovative, high payoff capabilities through the Homeland Security Advanced Research Projects Agency, as well as focused efforts to rapidly evaluate and prototype near-term technologies available from the private sector. We may retain an outside consultant specialized in government grants, to screen the applicable grants for us. At this time, we have not received any portion of these grants, and cannot assure you that we will submit applications for or receive any portion in the future.

     The private sector also has responded to the need for preparedness against bio-terrorism. A number of companies have developed or are in the process of developing various methods to detect harmful pathogens in the air through genetic analysis, including DNA or RNA analysis. In recent years, significant advances in molecular biology have led to the development of increasingly efficient and sensitive techniques for detecting and measuring the presence of a particular genetic sequence in a biological sample. Genetic testing involves highly technical procedures, including:

     o SAMPLE PREPARATION - procedures that must be performed to isolate the target cells and to separate and purify their nucleic acids;

     o AMPLIFICATION - a chemical process to make large quantities of DNA from the nucleic acids isolated from the sample; and

     o DETECTION - the method of determining the presence or absence of the target DNA or RNA, typically through the use of fluorescent dyes.

     Existing technologies for determining the genetic composition of a cell or organism generally face the following limitations:

     o REQUIRE SKILLED TECHNICIANS AND SPECIAL LABORATORIES. Currently available methods and systems for genetic analysis require skilled technicians in a controlled laboratory setting, including, in many cases, separate rooms to prevent contamination of one sample by another. Some progress has been made to automate this process.

     o LARGE AND INFLEXIBLE EQUIPMENT. Most currently available genetic analysis equipment is large and inflexible and requires a technically complex operating environment. New designs are attempting to address miniaturization of equipment.

     o TIMELINESS OF RESULT. Current sample preparation, amplification and detection technologies rely on processes that often require hours to complete, rendering results that may not be timely enough to be medically useful. Some new instruments are attempting to reduce analysis times.

     o SENSITIVITY CONSTRAINTS. Some existing technologies accept and process only very small sample volumes, forcing laboratory technicians to spend significant effort in concentrating larger samples in order to obtain the required level of sensitivity for detecting and measuring the presence of a genetic sequence.

     o LACK OF INTEGRATION. We believe that current amplification and detection systems do not fully automate and integrate sample preparation into their processes in a manner that can be useful in a non-laboratory setting in a cost effective fashion.

     o OPERATIONAL COST. The operating costs for existing technologies can be extremely high, making the implementation of the device cost-prohibitive.

     o FALSE POSITIVES. Most existing technologies are susceptible to false positive results, which can have significant social and economic consequences.


     Currently, the two most commonly used methods for genetic testing are microbial culture and Polymerase Chain Reaction, commonly referred to as PCR. With microbial culture, a sample from the environment is placed into a small laboratory dish containing a nutrient rich media. The microbial culture is allowed to grow for a specified period of time, usually between 24-48 hours. The sample is then examined and a determination is made as to whether an organism is present in the sample. Although highly accurate, the disadvantages of microbial cultures are the time required to determine the presence of an organism and the need for a laboratory and an expertise in culture preparation and analysis. PCR has been one of the most promising methods for an automated anthrax detection system. PCR amplifies DNA targets of choice, such as gene sequences encoded for the anthrax toxins to detectable levels. PCR is very sensitive and is able to detect very small amounts of DNA. But, the PCR process typically requires about three to eight hours to complete, plus an additional three hours for sample preparation time, which must usually be performed by a trained technician. Some developments have been made to automate the PCR process and reduce the analysis time.


     We believe that the principal desired characteristics of an anthrax detection system are sustained, online operation with minimal maintenance, minimal susceptibility to false alarms, and low operating costs. These attributes require that we address the limitations inherent in most current technologies with a product that can operate as a stand alone detection device.

OUR SOLUTION


     Our Anthrax Smoke Detector combines a bioaerosol capture device with a chemical test for bacterial spores that we believe will accurately detect a potential anthrax attack in a timely fashion. Our system is designed to function as a first line of defense to detect a potential anthrax attack, on a fully automated basis and at a low cost compared to existing technologies. Only upon actual detection of a possible attack would first responders implement the more expensive tests such as immunoassay or DNA testing techniques to verify the identity of the detected spores. We believe our device, coupled with a testing device to be used only in the event of actual detection, is significantly less expensive than the existing competing technologies that are used to detect and test for a possible anthrax attack. This is true in large part because our device does not require the constant presence of experts or any continuous testing mechanism for anthrax, both of which substantially increase cost.

COMPANY PRODUCTS

     We are expending all of our research and development efforts towards the design and testing of the Anthrax Smoke Detector. This instrument consists of four components:

     o an air sampler for aerosol capture, which collects aerosolized particles on a meshed glass fiber tape,

     o    thermal lysis for releasing the dipicolinic acid from the spores,

     o    reagent delivery via syringe pump, and

     o a lifetime gated luminescence detection of the terbium-dipicolinate complex.


     The device is designed to continuously monitor the air and measure the concentration of airborne bacterial endospores every 15 minutes, or each testing interval. The testing intervals are adjustable to respond to varying client needs. Bacterial endospores are captured on the glass fiber tape. Next, thermal lysis "pops" the endospores, releasing a chemical from inside the endospore called dipicolinic acid, which is unique to bacterial endospores. Then, a syringe pump adds a drop of terbium containing solution to the tape on the location where the endospores were lysed. Finally, a lifetime gated photometer measures the resultant terbium dipicolinate luminescence intensity, which is proportional to the bacterial spore concentration in the tape. A large change in endospore concentration is a strong indication of an anthrax attack, because endospores are the means by which anthrax travels.


     Pursuant to our development plan, if an increase in spore concentration is detected, an alarm will sound notifying both a building's internal security as well as local emergency services through the device's landline or wireless networking capability. The system can be adjusted to ensure that the maximum time it takes to detect, and generate an alarm in response to, a release of bacterial spores is approximately 15 minutes, which we believe will be adequate to substantially reduce the likelihood of widespread contamination. This response time also provides adequate time to begin antibiotic treatment prior to the onset of symptoms which can arise within two to three days if left untreated. The system is designed for constant and unattended monitoring of spaces such as public facilities and commercial buildings.

     JPL's detection technology is designed to sound an alarm only when it detects a significant increase in spore count. Natural background fluctuation of airborne endospores are very low, approximately 0.1 to 1 spore per liter of air, compared to an anthrax attack which would result in a concentration swing many orders of magnitude greater than background levels. Also, our device does not detect spores from other microorganisms, such as fungi and molds, and discriminates against detecting aerosol components such as dust. In addition, upon installation of the device, we expect to operate it for seven to ten days to measure the natural concentrations of bacterial spores in the area in which the device operates, so that the triggering threshold of that device will be set at an appropriate level for that environment.


     Significantly, it is only upon detection of a significant increase in spore count, that our device is triggered and the sample collected is tested. In contrast, existing competing technologies require testing of ambient air samples continuously, which is very expensive, both because of the expert personnel required and the costs of the continuous immunoassay or DNA testing. In addition, we believe that these competing technologies are more likely to result in false positives due to the volume of tests performed. In contrast, the Anthrax Smoke Detector is designed so that testing occurs only following an actual detection of substantially increased spore count, which significantly reduces the number of overall tests performed. Also, generally an increase in spore count, whether anthrax or benign, is unusual, and arises as a result of intentional conduct, which may be important to investigate even if the spores released ultimately were not harmful. False positive results are problematic not only for the obvious reason relating to their level of accuracy, but also because of the cost and consequences resulting from a false alarm. On one occasion, a false anthrax alarm shut down 11 postal facilities in the Washington D.C. area.

     The Anthrax Smoke Detector is designed to function as a stand-alone product to detect a likely Anthrax threat, but does not provide a testing mechanism for samples collected that trigger the device. We believe that the device will function well as a complement to an existing bio-terrorism detection device in places such as public buildings and stadiums. For example, we believe that the Anthrax Smoke Detector would function well as a front-end monitor to a PCR-based device. In the case that our device detects a substantial increase in spore count, the PCR-based device would be employed to test the sample collected.


GOVERNMENTAL APPROVAL

     We are not presently aware of any governmental agency approval required for the Anthrax Smoke Detector before we can sell it in the United States. Completion of a nitric oxide instrument is dependent upon FDA approval. We have not applied for any regulatory approvals with respect to any of our products currently under development. We cannot assure you that the Anthrax Smoke Detector is not subject to or will not become subject to governmental approval. To the extent that any governmental approval is required in the future, we intend to obtain all required approvals consistent with applicable law. We cannot assure you that future governmental regulation will not adversely affect our ability to successfully commercialize a viable product.

MARKETING AND SALES

     We primarily are focused on research and development of our bio-terrorism product. However, we are in the process of developing our sales and marketing plan which may include strategic partnership agreements, retention of an in-house staff or consultants, or a combination of the foregoing. In August 2004, we reached an oral agreement in principal with KAL Consultants, Inc., pursuant to which it will assist us with marketing and sales efforts. We made an initial payment to KAL Consultants and it commenced services to us consisting principally of arranging meetings with potential buyers of our device, including Secure Wrap.

MANUFACTURING

     Currently, we do not have any manufacturing or distribution capabilities. We have been in discussions with a third-party contractor, Met One Instruments, regarding the manufacturing of our Anthrax Smoke Detector. Met One assembled our first commercial prototype and has indicated to us that it will be capable of producing between 50 to 100 units per month.

RESEARCH AND DEVELOPMENT


     We intend to focus substantially all of our efforts and resources to the development, testing, and commercialization of our Anthrax Smoke Detector. During the nine months ended September 30, 2004, we incurred $20,000 of research and development expenses related to the use of our finished goods inventory in our research an development efforts. Under our agreement with JPL, we were required to pay the entire estimated cost of $249,000 in advance of JPL commencing its research and development work. If these funds are depleted, we may be required to provide additional funds in advance of further work by JPL. Representatives of JPL have informed us that JPL expects to complete the project, without requiring additional funds from us, during the first quarter of fiscal 2005.

     We spent $199,000 and $82,000 on research and development for the years ended December 31, 2003 and 2002, respectively. We paid the substantial majority of these amounts ($169,000 in fiscal 2003 and $80,000 in fiscal 2002) to JPL under the Technology Affiliates Agreement. The remaining $30,000 of research and development expenses incurred in 2003 related to equipment allocated out of finished goods inventory for testing at JPL. The remaining $2,000 of research and development expenses incurred in 2002 was payment for the option to license all of the technology developed under the Technology Affiliates Agreement.

EMPLOYEES

     As of September 30, 2004, we had five full-time employees. We also employ outside consultants from time to time to provide various services. None of our employees are represented by a labor union. We consider our employee relations to be good.

SCIENTIFIC ADVISORY BOARD

     We are building a Scientific Advisory Board and to date have assembled two scientific advisors with demonstrated expertise in fields related to molecular, chemical and medical pharmacology and hepatic science. These advisors are not members of our Board of Directors. The role of our Scientific Advisory Board principally is to meet periodically with our Chief Executive Officer and certain of our consultants and members of JPL to discuss our present and long-term research and development activities, provide input and evaluation of our overall product line, assist and consult on our strategic direction, and introduce us to business relationships, industry contacts, and other strategic relationships that may be of value to us. Scientific Advisory Board members include: Leonard Makowka, M.D., Ph.D., a distinguished clinical surgeon, transplantation specialist and medical researcher, recognized as one of the world's leading authorities in hepatic science (study relating to the liver), and Louis Ignarro, Ph.D., Distinguished Professor of Pharmacology, University of California at Los Angeles School of Medicine. As medical doctors, both of these individuals are knowledgeable on the properties of bacterial spores, including Anthrax, how these spores operate in our environment, and their effect on the human body, which has been valuable in the overall development of our Anthrax Smoke Detector.

     In August 2003, we began paying Dr. Makowka a monthly consulting fee of $5,000. We also issued 475,000 shares of our common stock to Dr. Makowka as compensation for his services. These shares were valued at $85,000, the market value of our common stock on the date issued. To date Dr. Ignarro has received warrants to purchase 200,000 shares of our common stock immediately exercisable at $0.25 per share, valued at $31,438, as compensation for his services.

COMPETITION

     We face intense competition from a number of companies that offer products in our targeted application areas. Our competitors may offer or be developing products superior to ours. From time to time, we have been required to reduce our research efforts while we seek to raise additional funds. Our competitors may be significantly better financed than us. There are various technological approaches available to our competitors and us that may be applicable to the detection of pathogens in the air, and the feasibility and effectiveness of these techniques has yet to be fully evaluated or demonstrated.

     Several companies provide or are in the process of developing instruments for detection of bio-terrorism agents. Centrex, Inc., a publicly traded company, owns the exclusive worldwide license to develop, manufacture, and market a system for detecting microbial contamination in air, food and water. Centrex is seeking to develop and market an automated fully integrated system which enables rapid detection of harmful pathogens in the air by recognizing the unique DNA (or RNA) fingerprint of the organism, whether bacteria or virus. Its planned product is designed to be a system that automatically collects samples, prepares the DNA, performs the analysis rapidly, and communicates results to the end-user, via specially integrated software, with a goal to produce test results within 30 minutes after a sample is collected.

     Similarly, Cepheid, a publicly traded company, focuses on the detection and analysis of DNA in samples such as blood, urine, cell cultures, food and industrial air and water. According to public disclosures of Cepheid, Northrop Grumnan is developing a Biohazard Detection System that consists of a detection system (GeneXpert(R)) manufactured by Cepheid. This detection system offers rapid (about one hour) and sensitive detection of specific gene sequences present in Bacillus anthracis, the causative agent for anthrax. According to news releases of Cepheid, the Biohazard Detection System has been installed at over 35 U.S. Postal Service mail sorting facilities throughout the United States.

     Cellomics, Inc. has developed a system that utilizes living cells for the detection, classification, and identification of chemical and biological warfare threat agents such as anthrax and botulinum neurotoxin. Smiths Detection, a privately held U.K. company, has developed an automated biological agent detector that simultaneously detects up to eight different agents using Immuno-ligand Assay chemistries. This device is an on-demand, portable system that identifies specific biological agents and their concentration levels.

     We believe that the primary competition for the Anthrax Smoke Detector is PCR-based methods. However, the complexity of PCR makes automated implementation extremely expensive. We believe that the Anthrax Smoke Detector operating costs will be substantially less than PCR-based methods. Thus, we expect to be competitive with companies offering these PCR methods. Moreover, we believe the two technologies are synergistic and may be employed in concert. In order to compete against vendors of PCR-based methods, we will need to demonstrate the advantages of our products over alternative existing technologies and products and the potential cost advantages of our products relative to these conventional technologies and products.

     We also expect to encounter intense competition from a number of established and development-stage companies that continually enter the bioterrorism detection device market. Our competitors may succeed in developing or marketing technologies and products that are more effective or commercially attractive than our potential products or that render our technologies and potential products obsolete. As these companies develop their technologies, they may develop proprietary positions that prevent us from successfully commercializing our products.

INTELLECTUAL PROPERTY

     On September 30, 2003, we entered into a license agreement with Caltech whereby we received licenses to produce, provide and sell proprietary products, processes and services for use in the detection of pathogens, spores, and biological warfare agents. These licenses include a worldwide exclusive license to the patent rights referenced in the Technology Affiliates Agreement with JPL and a worldwide nonexclusive license to rights in related proprietary technology. We also have a right under the agreement to grant sublicenses without rights to sublicense further. Caltech reserves the right to produce, provide and sell the licensed products, processes and services solely for noncommercial educational and research purposes. The United States government also has a worldwide, non-exclusive, non-transferable license to use or have used, for the performance of work for it or on its behalf, any inventions covered by the patent rights or the rights in the proprietary technology. The terms of the license further require that our licensed products are manufactured substantially in the United States, unless we can show that domestic manufacturing is not commercially feasible.

     As part of the sale of our wholly-owned subsidiary, Dasibi Environmental Corp. to a third party in March 2002, we obtained a perpetual nonexclusive license to exploit all of Dasibi's intellectual property rights anywhere in the universe outside of mainland China. Dasibi's core business had been the design, manufacture and marketing of automated continuous monitoring instruments used to detect and measure various types of air pollution, such as "acid rain," "ozone depletion" and "smog episodes." Dasibi also supplied computer-controlled calibration systems that verify the accuracy of our instruments, data loggers to collect and manage pollutant information, and final reporting software for remote centralized applications.

PROPERTIES

     We currently do not own or lease any property. As of January 2004, we moved our corporate headquarters to 9595 Wilshire Blvd., Suite 700, Beverly Hills, California, an office space leased by Astor Capital, Inc., a company partially owned by our President and Chief Executive Officer. We currently are negotiating a written sub-lease agreement with Astor with respect to this space. We believe that this space, which is approximately 3,245 square feet is adequate for our current needs. We plan to lease property for our testing facility as our business demands require in the future.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


     The following tables set forth certain information with respect to our directors and officers as of December 1, 2004. The following persons serve as our directors and executive officers:




        DIRECTORS & EXECUTIVE OFFICERS    AGE          PRESENT POSITION
        ------------------------------    ---          ----------------


Jacques Tizabi.......................     33    Director, Chief Executive Officer and
                                                President
Matin Emouna (1) (2).................     36    Director
Michael Collins (1) (2)..............     35    Director, Secretary



(1)     Member of the Compensation Committee.
(2)     Member of the Audit Committee.

     Our executive officers are appointed by and serve at the discretion of our Board of Directors. There are no family relationships between any director and/or any executive officer.

JACQUES TIZABI has been the Chief Executive Officer, President and Chairman of the Board of Directors of our Company since October 2001. He also serves as our Acting Chief Financial Officer. Mr. Tizabi spends on average 40-50 hours per week providing services to us, and also is involved with several other companies in industries unrelated to our business. He is the co-founder and managing partner of Astor Capital, Inc., which was founded in 1995 and specializes in investment banking and asset management, predominantly in the area of direct private investment in public companies. He is also a director of eCast Media, a subsidiary of NT Media Corp. of California, a publicly traded company, and President, Chief Executive Officer, and director of Riddle Records, Inc., a publicly traded company. Mr. Tizabi has substantial experience in evaluating, structuring and negotiating direct investments in public companies and later stage private companies. Mr. Tizabi holds a B.S. degree in Business from New York University and an M.B.A. from Pepperdine University.

MICHAEL COLLINS has been the Secretary and a director of our Company since October 2001. He has been an independent business consultant since December 1998. Between 1993 and 1997, Mr. Collins worked for Twentieth Century Fox International, PolyGram Filmed Entertainment and Savoy Pictures in the field of media management. Mr. Collins received a B.A. in Political Science from Columbia University and an M.B.A. from The Anderson School at UCLA.

MATIN EMOUNA has served as a director of our Company since October 2001. Since 1997, Mr. Emouna has maintained his own law practice in New York, where he represents foreign and domestic clients in a broad range of real estate transactions, with emphasis on new constructions, commercial real estate transactions, shopping center development, financing, and commercial leasing. Mr. Emouna also serves as a general counsel for Omni Abstract Title, Radio Sedayeh Iran and several non-profit religious organizations. He holds B.S. degrees in Business Administration and Spanish from New York State University at Albany and a J.D. from Benjamin N. Cardozo School of Law.

                              DIRECTOR COMPENSATION

     During fiscal 2003, our directors did not receive compensation pursuant to any standard arrangement for their services as directors. When requested by us to attend Board meetings in person, it is our policy to reimburse directors for reasonable travel and lodging expenses incurred in attending these Board meetings.

AUDIT COMMITTEE

     Our Audit Committee currently consists of Michael Collins and Matin Emouna. Each Audit Committee member is independent within the meaning of the applicable Nasdaq listing standards and applicable rules and regulations promulgated by the Securities and Exchange Commission. Our Audit Committee currently does not have a financial expert within the meaning of the applicable SEC rules as management does not believe one is necessary in light of the Company's current stage of product development.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the compensation for services in all capacities rendered to us for the three fiscal years ended December 31, 2003, of our Chief Executive Officer and our other executive officers whose annual compensation exceeded $100,000 in the fiscal year ended December 31, 2003, if any. We refer to the Chief Executive Officer and these other officers as the named executive officers.


                                             ANNUAL                              LONG-TERM
                                          COMPENSATION                      COMPENSATION AWARDS

                                                                           SECURITIES UNDERLYING
 NAME AND PRINCIPAL POSITION     YEAR        SALARY           BONUS               OPTIONS
Jacques Tizabi                   2003     $145,833 (1)     $416,667 (1)          6,800,000
  President, Chief Executive     2002        -- (1)                                  --
  Officer, Acting CFO and        2001        -- (1)                              1,150,000
  Chairman of the Board

----------------
(1) To enable us to meet a portion of our obligations as they became due, our Chairman and Chief Executive Officer agreed to continue to provide services to us, despite our inability to pay his salary to him for 20 consecutive months, totaling $416,667. Our CEO agreed permanently to waive that compensation. In August 2003, our Board of Directors approved a bonus of $416,667 based largely upon our CEO's continued service to the Company without payment, his waiver of those amounts owed, and the progress of the Anthrax Smoke Detector.



OPTION GRANTS IN FISCAL 2003

     The following table sets forth certain information regarding the grant of stock options made during fiscal 2003 to the named executive officers.

                                     PERCENT OF
                                       TOTAL
                    NUMBER OF         OPTIONS
                   SECURITIES        GRANTED TO
                   UNDERLYING        EMPLOYEES      EXERCISE
                     OPTIONS         IN FISCAL      OR BASE      EXPIRATION
NAME                 GRANTED            YEAR         PRICE         DATE
                  --------------    -------------   ---------    ----------

Jacques Tizabi    6,800,000 (1)         100%         $0.33        8/18/13

-------------
(1) Our Compensation Committee approved the grant of options to purchase 6,800,000 shares of common stock for various reasons, including as an inducement for Mr. Tizabi to continue to provide services as our Chief Executive Officer, as a bonus for his accomplishments on behalf of the Company for the first two years of employment, and his willingness to continue to provide services to the Company despite its inability to pay salary to him for 20 consecutive months and his agreement to waive that salary.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table sets forth, for each of the named executive officers, certain information regarding the exercise of stock options during fiscal 2003, the number of shares of common stock underlying stock options held at fiscal year-end and the value of options held at fiscal year-end based upon the last reported sales price of the common stock on the OTC Bulletin Board on December 31, 2003 ($0.70 per share).



                 SHARES                    NUMBER OF SECURITIES
                 ACQUIRED                 UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                    ON       VALUE              OPTIONS AT             IN-THE-MONEY OPTIONS AT
     NAME        EXERCISE    REALIZED        DECEMBER 31, 2003            DECEMBER 31, 2003
     ----        ---------   ---------   --------------------------   ---------------------------
                                         EXERCISABLE   UNEXERCISABLE  EXERCISABLE    UNEXERCISABLE
Jacques Tizabi      --          --       7,950,000         --         $2,976,000         --



EMPLOYMENT AGREEMENTS


     We have an employment agreement with Jacques Tizabi. Mr. Tizabi's employment agreement, dated as of September 24, 2001, and amended August 23, 2004, provides for Mr. Tizabi to serve as our Chairman of the Board, Chief Executive Officer and President until December 31, 2010, unless otherwise extended. The employment agreement provides for Mr. Tizabi to receive an annual base salary of $250,000, subject to salary increases of 5% per year commencing January 1, 2006. Mr. Tizabi also is entitled to specified perquisites, including participation in any group life, medical, disability and other insurance plans provided by us, use of a luxury automobile approved by the compensation committee (with a maximum cost of $2,500 per month), monthly dues for club memberships not to exceed $1,500 per month, and reimbursement of entertainment expenses provided to our customers, vendors, and strategic partners. To date, Mr. Tizabi has not received any of these specified perquisites.


     If Mr. Tizabi's employment is terminated due to his death, the employment agreement provides that we will pay Mr. Tizabi's estate his remaining base salary during the remaining scheduled term of the employment agreement, accelerate the vesting of his options and continue to provide family medical benefits. If Mr. Tizabi's employment is terminated due to his disability, the employment agreement provides that we will pay Mr. Tizabi his remaining base salary during the remaining scheduled term of the employment agreement (reduced by any amounts paid under long-term disability insurance policy maintained by us for the benefit of Mr. Tizabi).

     If Mr. Tizabi terminates the employment agreement for cause, if we terminate the employment agreement without cause or in the event of a change of control, in which event the employment of Mr. Tizabi terminates automatically, we will pay Mr. Tizabi his remaining base salary during the remaining scheduled term of the employment agreement and an amount based on his past bonuses and continue to provide specified benefits and perquisites.

     If Mr. Tizabi terminates the employment agreement without cause or we terminate the employment agreement for cause, Mr. Tizabi is entitled to receive all accrued and unpaid salary and other compensation and all accrued and unused vacation and sick pay.

     If any of the payments due Mr. Tizabi upon termination qualifies as "excess parachute payments" under the Internal Revenue Code, Mr. Tizabi also is entitled to an additional payment to cover the tax consequences associated with these excess parachute payments.

     In connection with our recently completed private placement offering, Mr. Tizabi agreed that he will defer payment of all accrued but unpaid bonus or salary, as well as any compensation payable to him in excess of $150,000 per year, for nine months from April 29, 2004.

STOCK INCENTIVE PLANS

     We have in effect the 2003 Stock Incentive Plan, which we refer to as the 2003 Plan. The purpose of the 2003 Plan is to advance our interests and our stockholders by strengthening our ability to obtain and retain the services of the types of officers, employees, directors, and consultants who will contribute to our long-term success and to provide incentives which are linked directly to increases in stock value which will inure to the benefit of all of our stockholders. The total number of our common shares authorized and reserved for issuance under 2003 Plan is 4,500,000. The 2003 Plan is administered by our board of directors or a committee comprised of at least two members of our board of directors appointed by our board of directors, referred to as the Plan Administrator. The Plan Administrator has the authority to grant to eligible persons following rights:

     o    incentive stock options;

     o    nonstatutory stock options; and

     o    restricted stock.

     The Plan Administrator also has the authority to:

     o    construe and interpret the 2003 Plan;

     o promulgate, amend, and rescind rules and regulations relating to the administration of the 2003 Plan;

     o from time to time select from among our and our subsidiaries' eligible employees, directors, and consultants those persons to whom options will be granted;

     o determine the timing and manner of the grant of the options or award of stock, whether the option will be an incentive stock option or a nonstatutory stock option;

     o determine the exercise price, the number of shares covered by, and all of the terms of the options (which need not be identical) as well as the number of shares of restricted stock that may be awarded, the purchase price, and form of payment;

     o determine the duration and purpose of leaves of absence which may be granted to optionees without constituting termination of their employment for purposes of the 2003 Plan;

     o make all of the determinations necessary or advisable for administration of the 2003 Plan; and

     o in its absolute discretion, without amendment to the 2003 Plan, accelerate the date on which any option granted under the 2003 Plan becomes exercisable, waive or amend the operation of 2003 Plan provisions respecting exercise after termination of employment, or otherwise adjust any of the terms of the option.

     The 2003 Plan will terminate automatically on June 13, 2013. To date, we have not yet issued any options nor granted any restricted common stock under the 2003 Plan.

PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information relating to the ownership of common stock by (i) each person known by us be the beneficial owner of more than five percent (2,311,594 shares) of the outstanding shares of our common stock, (ii) each of our directors, (iii) each of our named executive officers, and (iv) all of our executive officers and directors as a group. Unless otherwise indicated, the information relates to these persons, beneficial ownership as of December 10, 2004. Except as may be indicated in the footnotes to the table and subject to applicable community property laws, each person has the sole voting and investment power with respect to the shares owned. The address of each person listed is in care of Universal Detection Technology, 9595 Wilshire Blvd., Suite 700, Beverly Hills, California 90212, unless otherwise set forth below that person's name.


                                                  Number of Shares of
                                                    Common Stock          Percent of
       NAME AND ADDRESS                           Beneficially Owned (1)   Class (1)
       ----------------                        ----------------------------------------

   Jacques Tizabi (2).........................              7,979,700        14.7%
   Michael Collins............................                     --          0%
   Matin Emouna...............................                     --          0%
   Directors and executive officers as a
        group (3 persons) (2).................              7,979,700        14.7%

---------------
     (1) Under Rule 13d-3 under the Exchange Act, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by that person (and only that person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership with respect to the number of shares of our common stock actually outstanding at September 20, 2004.

     (2) Includes (a) 7,950,000 shares that may be acquired upon the exercise of options, which are or will become exercisable on or prior to September 20, 2004, (b) 21,900 shares that may be acquired upon the exercise of warrants owned by Astor Capital, Inc., and (c) 6,000 shares that may be acquired upon the exercise of warrants owned by JRT Holdings, Inc. Mr. Tizabi and Mr. Ali Moussavi, each a fifty-percent owner of Astor Capital, Inc., share voting and dispositive power. Mr. Tizabi and Mr. Raymond Tizabi, each a fifty-percent owner of JRT Holdings, Inc., share voting and dispositive power.



     The information as to shares beneficially owned has been individually furnished by our respective directors, named executive officers and other stockholders, or taken from documents filed with the SEC.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In connection with our recently completed private placement offering, our Chief Executive Officer agreed to defer payment of all accrued but unpaid bonus and salary, as well as any compensation payable to him in excess of $150,000 per year, for nine months from April 29, 2004.

     Effective June 1, 2003, we entered into an agreement with Astor Capital, Inc., a company in which Jacques Tizabi, our Chief Executive Officer, is the President of and owns a 50% interest, pursuant to which we have agreed to pay $25,000 per month for investment banking and strategic advisory services as well as a 10% fee for all debt and equity financing raised for us. In connection with our recently completed private placement offering , we modified this agreement so that the compensation payable to Astor Capital under the agreement is reduced during the period from April 29, 2004, and for nine months thereafter, to an amount not to exceed the sum of $5,000 per month, excluding any fees for placement of securities.


     During the nine months ended September 30, 2004, and the fiscal years ended December 31, 2003 and 2002, we paid Astor Capital, Inc., placement fees in the aggregate amounts of $105,576, $157,633, and $34,900, respectively, in connection with private placements and equity financings for us.

     During the nine months ended September 30, 2004 and the year ended December 31, 2003, we paid Astor Capital, Inc. $56,905 and $28,654 in connection with the use of the office space we sublease from it. This amount is equal to the amount Astor Capital paid to its landlord for the pro rata portion of the lease of the office space. Effective November 1, 2004, we entered into an agreement pursuant to which we assumed the lease from Astor. Under that agreement, Astor is obligated to pay $500 per month for the non-exclusive use of certain common areas of the office that Astor subleases from us.

                              SELLING STOCKHOLDERS

     The shares of our common stock to which this prospectus relates are being registered for re-offers and resales by the selling stockholders named below. We have registered these shares to permit the selling stockholders to resell the shares when they deem appropriate. Subject to the restrictions described in this prospectus, the selling stockholders may resell all, a portion or none of their shares at any time under this prospectus. In addition, subject to the restrictions described in this prospectus, the selling stockholders identified below may sell, transfer or otherwise dispose of all or a portion of our common stock being offered under this prospectus in transactions exempt from the registration requirements of the Securities Act. We do not know when or in what amounts a selling stockholder may offer shares for sale under this prospectus.


     The following table sets forth each selling stockholder, together with the number of shares of our common stock owned by each stockholder as of December 10, 2004, unless otherwise indicated, the number of shares of our common stock being offered by each selling stockholder under this prospectus and the number of shares of our common stock owned by each stockholder upon completion of this offering. Our common stock being offered under this prospectus is being offered for the account of the selling stockholders.


-----------------------------  ----------------  ----------------  --------------  -------------
                                                                     NUMBER OF      PERCENTAGE
                                                                     SHARES OF      OF SHARES
                                  NUMBER OF                         OUR COMMON        OF OUR
                                SHARES OF OUR       NUMBER OF       STOCK OWNED       COMMON
                                COMMON STOCK      SHARES OF OUR      AFTER THE      STOCK OWNED
                               OWNED PRIOR TO     COMMON STOCK       OFFERING        AFTER THE
    SELLING STOCKHOLDER         THE OFFERING      BEING OFFERED                      OFFERING

Michael Stone (1)                       200,000          200,000             ---           *
Leroy Darby (1)                         300,000          300,000             ---           *
Carmelo Luppino (1)                     600,000          600,000             ---           *
Donald Mudd (1)                         200,000          200,000             ---           *
Jerry Clark (1)                          50,000           50,000             ---           *
David Erickson (1)                      200,000          200,000             ---           *
Patrick Bujold (1)                      150,000          150,000             ---           *
Frank Lefevre (1)                       100,000          100,000             ---           *
Thomas Stramat (1)                       50,000           50,000             ---           *
Bill O'Donnell (1)                       50,000           50,000             ---           *
Mark Summerfield (1)                    200,000          200,000             ---           *
Martin Legge (1)                        200,000          200,000             ---           *
Robert Lucas (1)                        100,000          100,000             ---           *
Gary Filler (1)                          50,000           50,000             ---           *
Alan Parberry (1)                       100,000          100,000             ---           *
Robert Hanfling (1)                     200,000          200,000             ---           *
Michael Catanzarro (1)                   50,000           50,000             ---           *
Kevin Sullivan (1)                       50,000           50,000             ---           *
Andrew Mitchell (1)                     200,000          200,000             ---           *
Roy Cappadona (1)                        50,000           50,000             ---           *
Robert Segusso (1)                      400,000          400,000             ---           *
Robert Johnsen (1)                       50,000           50,000             ---           *
Morris Rotenstein (1)                   200,000          200,000             ---           *
Gordon Gregoretti (1)                   120,000          120,000             ---           *
Bob Baron (1)                            50,000           50,000             ---           *
Larry Sylvester (1)                      50,000           50,000             ---           *
Norman Rothstein (1)                    200,000          200,000             ---           *
SRG Capital, Inc. (1) (2)               600,000          600,000             ---           *
Greg Mason (1)                           25,000           25,000             ---           *


                                       32


Ron Moey (1)                             25,000           25,000             ---           *
Bob Cohen (1)                            50,000           50,000             ---           *
Richard N. Houlding 1993                100,000          100,000             ---           *
   Trust (1) (3)
JD Lauren, Inc. (1) (4)                 200,000          200,000             ---           *
Rock II, LLC (1) (5)                    480,000          480,000                           *
Maple Investments (1) (6)               200,000          200,000             ---           *
Jupiter Investments (1) (7)             100,000          100,000             ---           *
Brian Kane (1)                          200,000          200,000             ---           *
Fiona Emily Holland (1)                 100,000          100,000             ---           *
Roy Knollys Ellard                      200,000          200,000             ---           *
   Nicholson (1)
Iain Stewart (1)                        200,000          200,000             ---           *
Karen Lynn Miller (1)                   100,000          100,000             ---           *
Gerry Penfold (1)                       200,000          200,000             ---           *
Rick Van Der Toorn (1)                  100,000          100,000             ---           *
Frank Sangster (1)                      200,000          200,000             ---           *
Martin G. Findly (1)                    100,000          100,000             ---           *
Christine Stock (1)                     100,000          100,000             ---           *
William B. Remick (1)                   200,000          200,000             ---           *
David Ney (1)                            50,000           50,000             ---           *
Richard A. and Elizabeth                100,000          100,000             ---           *
   Smart (1)
Kim Misciosa (1)                      1,000,000        1,000,000             ---           *
Rheal Cote (1)                          100,000          100,000             ---           *
Andrew Cranston (1)                     200,000          200,000
James S. Holliday (1)                   100,000          100,000             ---           *
R/S Fisher Trust UTA Dated              100,000          100,000             ---           *
   10/10/94 (1) (8)
Anthony J. Spatacco, Jr. (1)            121,250          121,250             ---           *
Stuart Lee (1)                          300,000          300,000             ---           *
Zephyr Ventures Ltd. (1) (9)            200,000          200,000             ---           *
Christopher Michael Convey (1)          100,000          100,000             ---           *
Anthony and Martha                      100,000          100,000             ---           *
   Prochillo (1)
Jean Oliver Tedesco (1)                 100,000          100,000             ---           *
Brian Fillweber, IRA (1)                100,000          100,000             ---           *
Brian Fillweber (1)                     100,000          100,000             ---           *
Entrust, Inc. (1) (10)                  100,000          100,000             ---           *
Peter Fink (1)                          160,000          160,000             ---           *
John P. Faure (1)                       100,000          100,000             ---           *
Demir Kozi (1)                           50,000           50,000             ---           *
Yong S. Chen (1)                         50,000           50,000             ---           *
Steven and Martha Pliskin (1)           200,000          200,000             ---           *
Professional Trades                     400,000          400,000             ---           *
   Management LLC (1) (11)
Margie Chassman (1)                     240,000          240,000             ---           *


                                       33


Michael G. Jesselson                    300,000          300,000             ---           *
   12/18/80 Trust (1) (12)
Meyers Associates, L.P. (13)          1,664,250        1,664,250
Alex Mak (13)                           180,000          180,000             ---           *
Joseph Salino (13)                       86,250           86,250             ---           *
Leor Yohanan (13)                       124,500          124,500             ---           *
Bruce Meyers (13)                       800,000          800,000             ---           *
Imtiaz Khan (13)                        600,000          600,000             ---           *
Maria Molinsky (13)                      60,000           60,000             ---           *
Michael Hambelt (13)                     42,500           42,500             ---           *
Starboard Capital (13) (14)              21,250           21,250             ---           *

------------

* Assumes the sale of all shares of the selling stockholder being offered. No estimate can be given as to the amount of shares that will be held by the selling stockholders after completion of this offering because the selling stockholders may offer some or all of the shares and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares held by the selling stockholders, whether or not covered by this prospectus.

(1) These selling stockholders purchased an aggregate of 6,000,000 shares of our common stock through a placement agent, Meyers & Associates, L.P., in a private placement transaction that closed on July 2, 2004. These shares were issued in reliance on the exemption from registration provided by
     Section 4(2) of the Securities Act or Regulation D as promulgated by the SEC thereunder. The issuance was made without general solicitation or advertising. The selling stockholders were a limited number of accredited investors who were provided with an opportunity to ask questions and receive answers concerning the terms and conditions of the offering and to obtain any additional information which was in our possession or we could acquire without unreasonable effort or expense. The investors represented to us that the shares were being acquired for investment for their own account. We granted registration rights to the selling stockholders in connection with this transaction. Net proceeds to us from these sales were approximately $2.5 million. One half of the shares being offered by each of the selling stockholders represents common stock that the selling stockholder may purchase through exercise of warrants.

(2) Edwin Mecabe and Tai May Lee share both dispositive and voting power with respect to the shares being offered by the selling stockholder for resale.

(3) Richard Houlding exercises both dispositive and voting power with respect to the shares being offered by the selling stockholder for resale.

(4) Ken Orr exercises both dispositive and voting power with respect to the shares being offered by the selling stockholder for resale.

(5) Howard Chalfin exercises both dispositive and voting power with respect to the shares being offered by the selling stockholder for resale

(6) Christian Kimdersely exercises both dispositive and voting power with respect to the shares being offered by the selling stockholder for resale

(7) Philip Beck exercises both dispositive and voting power with respect to the shares being offered by the selling stockholder for resale.



                                       34


(8) Robert Fisher exercises both dispositive and voting power with respect to the shares being offered by the selling stockholder for resale

(9) Jean Meurice Emery and Stephen Screech share both dispositive and voting power with respect to the shares being offered by the selling stockholder for resale.

(10) Richard Hayes exercises both dispositive and voting power with respect to the shares being offered by the selling stockholder for resale.

(11) Marc Swickle and Howard Berger share both dispositive and voting power with respect to the shares being offered by the selling stockholder for resale.

(12) Michael Jesselmen exercises both dispositive and voting power with respect to the shares being offered by the selling stockholder for resale.

(13) Represents warrants Meyers Associates, L.P., and/or its agents received as consideration for their work as placement agent in a private placement transaction referenced in footnote 1 above.

(14) Anthony Spatacco exercises both dispositive and voting power with respect to the shares being offered by the selling stockholder for resale.




                              PLAN OF DISTRIBUTION

     The selling stockholders, which as used in this section includes donees, pledgees, transferees or other successors-in-interest selling shares of our common stock or interests in shares of our common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.

     The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein: (i) ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
(ii) block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (iii) purchases by a broker-dealer as principal and resale by the broker-dealer for its account; (iv) an exchange distribution in accordance with the rules of the applicable exchange; (v) privately negotiated transactions; (vi) short sales; (vii) through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; (viii) broker-dealers may agree with the selling stockholders to sell a specified number of the shares at a stipulated price per share; (ix) a combination of any of these methods of sale and (x) any other method permitted pursuant to applicable law.

     The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors-in-interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

     In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders also may sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders also may enter into option or other transactions with broker-dealers or other financial institutions for the creation of one or more derivative securities which require the delivery to the broker-dealer or other financial institution of shares offered by this prospectus, which shares the broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect the transaction).

     The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

     The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

     The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders that are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

     To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

     In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

     We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

     We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

     We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of two (2) years from the effective date of the registration statement, the date on which the shares may be sold pursuant to Rule 144, and the date on which the shares have been sold or otherwise disposed.

                            DESCRIPTION OF SECURITIES

     Our authorized capital stock consists of 480,000,000 shares of common stock, no par value per share, and 20,000,000 shares of preferred stock, par value $0.01 per share, the rights and preferences of which may be established from time to time by our Board of Directors. As of July 22, 2004, there were 46,231,862 shares of common stock outstanding that were held of record by approximately 1,275 stockholders, no shares of preferred stock outstanding, outstanding options to purchase 9,010,446 shares of common stock, and outstanding warrants to purchase 12,262,211 shares of common stock. The following description of our capital stock does not purport to be complete and is subject to and qualified by our Articles of Incorporation, as amended, and Bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable California law.

COMMON STOCK

     Our common stock is traded on the Over the Counter Bulletin Board under the symbol "UDTT." Holders of our common stock are entitled to one vote for each share on all matters voted upon by our stockholders, including the election of directors and have cumulative voting rights. For a description of our dividend policy, please refer to the information in this prospectus under the heading "Dividend Policy." Holders of our common stock are entitled to share ratably in our net assets upon our dissolution or liquidation after payment or provision for all liabilities and any preferential liquidation rights of our preferred stock then outstanding. Holders of our common stock have no preemptive rights to purchase shares of our stock. The shares of our common stock are not subject to any redemption provisions and are not convertible into any other shares of our capital stock. All outstanding shares of our common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock we may issue in the future.

PREFERRED STOCK

     As of July 22, 2004, we have no shares of preferred stock outstanding. Our Board of Directors may, from time to time, authorize the issuance of one or more additional classes or series of preferred stock without stockholder approval. Subject to the provisions of our Articles of Incorporation, as amended, and limitations prescribed by law, our Board of Directors is authorized to adopt resolutions to issue shares, establish the number of shares, change the number of shares constituting any series and provide or change the voting powers, designations, preferences and relative rights, qualifications, limitations or restrictions on shares of our preferred stock, including dividend rights, terms of redemption, conversion rights and liquidation preferences, in each case without any action or vote by our stockholders. We have no current intention to issue any shares of preferred stock.

     One of the effects of undesignated preferred stock may be to enable our Board of Directors to discourage an attempt to obtain control of our Company by means of a tender offer, proxy contest, merger or otherwise. The issuance of preferred stock may adversely affect the rights of our common stockholders by, among other things:

     o    restricting dividends on the common stock;

     o    diluting the voting power of the common stock;

     o    impairing the liquidation rights of the common stock; or

     o delaying or preventing a change in control without further action by the stockholders.

WARRANTS

     We have outstanding Class A Warrants to purchase an aggregate of 6,600,000 shares of common stock at $0.50 per share and Class B Warrants to purchase an aggregate of 3,000,000 shares of common stock at $0.70 per share. The Class A Warrants and the Class B Warrants are exercisable by the holder at any time up to the expiration date of the warrant, which dates range from June 1, 2009 to July 2, 2009. The warrants contain anti-dilution provisions for stock splits, dividends, reclassifications, mergers, reorganizations and similar transactions.

     We are registering the 9,600,000 shares that are issuable upon exercise of the Class A Warrants and Class B Warrants in the registration statement of which this prospectus constitutes a part.

REGISTRATION RIGHTS

     As of the date hereof, certain holders of our common stock and warrants are entitled to rights with respect to the registration under the Securities Act of the shares of our common stock they currently own and the shares of our common stock they may acquire upon exercise of their warrants.

     The registration statement of which this prospectus constitutes a part includes all of the shares of common stock that we have agreed to register pursuant to registration rights agreements that we have entered into for the benefit of the selling stockholders. In the case of each of the convertible securities referred to above, the registration statement of which this prospectus constitutes a part registers with the SEC the resale by the holder of those convertible securities of the shares of our common stock underlying the convertible securities. We have agreed to use all reasonable efforts to cause the registration statement to become effective as soon as reasonably practicable following its filing. In addition, we have agreed to prepare and file with the SEC any amendments or supplements to the registration statement, which may be necessary to keep the registration statement effective and to comply with the provisions of the Securities Act with respect to the resale of the shares covered by the registration statement for a period of the earlier of two years from the effective date of the registration statement, the date when the shares may be sold under Rule 144 of the Securities Act, and the date when all shares covered by the registration statement have been sold or otherwise disposed. We also have agreed to pay all expenses incurred by us incident to the registration of the resale of the shares covered by the prospectus, and to indemnify and hold harmless each purchaser of the securities.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Our Articles of Incorporation provide that the liability of our directors for monetary damages shall be eliminated to the fullest extent permissible under California law. This is intended to eliminate the personal liability of a director for monetary damages in an action brought by or in the right of our Company for breach of a director's duties to us or our shareholders except for liability: (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (ii) for acts or omissions that a director believes to be contrary to the best interests of our Company or our shareholders or that involve the absence of good faith on the part of the director; (iii) for any transaction for which a director derived an improper benefit; (iv) for acts or omissions that show a reckless disregard for the director's duty to us or our shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to our Company or our shareholders; (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to us or our shareholders; (vi) with respect to certain transactions, or the approval of transactions in which a director has a material financial interest; and (vii) expressly imposed by statute, for approval of certain improper distributions to shareholders or certain loans or guarantees.

     Our Articles of Incorporation also authorize us to provide indemnification to our agents (as defined in Section 317 of the California Corporations Code), through our Bylaws, by agreement or otherwise, with such agents or both, for breach of duty to us and our shareholders, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code.

     Insofar as indemnification for liabilities arising under the Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is OTR Stock Transfer Corporation.

                                  LEGAL MATTERS

     The validity of the shares of common stock offered by this prospectus will be passed upon for us by Akin Gump Strauss Hauer & Feld LLP, Los Angeles, California.

                                     EXPERTS

     Our consolidated financial statements as of December 31, 2003, and for each of the years in the two year period then ended, and the related financial statement schedules included in this prospectus have been audited by AJ. Robbins PC, independent auditors, as stated in their reports appearing herein which reports express a qualified opinion and include explanatory paragraphs relating to a going concern uncertainty and prior period restatement and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to our common stock. This prospectus does not contain all of the information set forth in the registration statement, as amended, and the exhibits and schedule to the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed as an exhibit is qualified in all respects by the filed exhibit.

     You may read and copy the registration statement, the related exhibits and the other material we file with the SEC without charge at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington D.C. 20549. You also can request copies of those documents, upon payment of a duplication fee, by writing to the SEC. Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The site's address is www.sec.gov.

     We also will provide to you a copy of these filings at no cost. You may request copies of these filings by writing or telephoning us as follows: 9595 Wilshire Blvd., Suite 700, Beverly Hills, California 90212, Attention, Chief Executive Officer; telephone number 310-248-3655. In addition, you may access these filings at our website. Our website's address is www.udetection.com. The foregoing website references are inactive textual references only.

     You should rely only on the information contained in this prospectus or any prospectus supplement or that we have specifically referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

                 UNIVERSAL DETECTION TECHNOLOGY AND SUBSIDIARIES
                 (FORMERLY POLLUTION RESEARCH AND CONTROL CORP.)

                          INDEX TO FINANCIAL STATEMENTS


                                                                           PAGE

Independent Auditors' Report                                                 F-2

Consolidated Balance Sheets                                                  F-3

Consolidated Statements of Operations                                        F-4

Consolidated Statements of Changes in Stockholders' Equity (Deficit)         F-6

Consolidated Statements of Cash Flows                                        F-7

Notes to Consolidated Financial Statements                                   F-9

                                AJ. ROBBINS, P.C.
                              216 SIXTEENTH STREET
                                    SUITE 600
                             DENVER, COLORADO 80202

                          INDEPENDENT AUDITORS' REPORT

Audit Committee
Universal Detection Technology
(f/k/a Pollution Research and Control Corporation and Subsidiaries) Beverly Hills, California

We have audited the accompanying consolidated balance sheet of Universal Detection Technology (formerly Pollution Research and Control Corp.) and Subsidiaries as of December 31, 2003, and the related statements of operations, changes in stockholders' equity (deficit), and cash flows for each of the years in the two year period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Universal Detection Technology (formerly Pollution Research and Control Corp.) and Subsidiaries as of December 31, 2003, and the results of its consolidated operations and its cash flows for each of the years in the two year period then ended in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, it has a net working capital deficiency, and has a net capital deficiency that raises substantial doubt about the entity's ability to continue as a going concern. Management's plans in regard to these matters are also described in
Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 14 to the financial statements, certain errors resulting in understatement of previously reported accrued expenses as of December 31, 2002, were discovered by management of the Company during the quarter ended June 30, 2004. Accordingly, the December 31, 2003 and 2002 financial statements have been restated and an adjustment has been made to retained earnings and accrued expenses as of December 31, 2003 and 2002 to correct the error.


                                            AJ. ROBBINS, PC
                                            CERTIFIED PUBLIC ACCOUNTANTS



DENVER, COLORADO
FEBRUARY 4, 2004
(Except for Note 14, as to which the date is July 27, 2004)

                 UNIVERSAL DETECTION TECHNOLOGY AND SUBSIDIARIES


                 (FORMERLY POLLUTION RESEARCH AND CONTROL CORP.)
                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS


                                                         September 30,    December 31,
                                                             2004             2003
                                                         --------------   --------------
                                                          (Unaudited) (Restated)
CURRENT ASSETS:
    Cash and cash equivalents                          $     429,052    $      14,899
    Certificate of deposit                                 1,155,396              ---
    Restricted cash                                          101,395          100,233
    Employee advances                                         21,975              ---
    Due from related parties                                     ---           29,099
    Bridge notes, related party                                  ---           50,000
    Inventories                                                  ---           20,000
    Deferred interest expense                                 24,300              ---
    Prepaid expenses and other current assets                475,958        1,045,155
                                                         --------------   --------------

        Total current assets                               2,208,076        1,259,386

DEPOSITS                                                      10,226              ---
EQUIPMENT, NET                                               109,979            3,507
PATENT COSTS                                                  31,022              ---
                                                         --------------   --------------

                                                       $   2,359,303    $   1,262,893
                                                         ==============   ==============

            LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
    Accounts payable, trade                            $     179,320    $     112,759
    Accrued liabilities                                      964,026          864,000
    Notes payable, related party                              42,000           40,000
    Notes payable                                          1,169,766        1,517,526
    Accrued interest expense                                 448,487          454,736
                                                         --------------   --------------

        Total current liabilities                          2,803,599        2,989,021
                                                         --------------   --------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIT):
    Preferred stock, $.01 par value, 20,000,000
     shares authorized, -0- issued and outstanding               ---              ---
    Common stock, no par value, 480,000,000 shares
    authorized, 47,566,523 and 35,002,197 shares
    issued and outstanding                                21,303,502       15,705,055
    Additional paid-in-capital                             3,628,381        3,606,891
    Accumulated (deficit)                                (25,376,179)     (21,038,074)
                                                         --------------   --------------

        Total stockholders' equity (deficit)                (444,296)      (1,726,128)
                                                         --------------   --------------

                                                       $   2,359,303    $   1,262,893
                                                         ==============   ==============

          See accompanying notes to consolidated financial statements.



                 UNIVERSAL DETECTION TECHNOLOGY AND SUBSIDIARIES

                 (FORMERLY POLLUTION RESEARCH AND CONTROL CORP.)
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               For the Nine      For the Nine
                                                               Months Ended      Months Ended
                                                                September         September
                                                                   30,               30,
                                                                   2004              2003
                                                               -------------     -------------
                                                               (Unaudited)        (Unaudited)
REVENUE                                                        $    25,000        $       ---

COST OF GOODS SOLD                                                     ---                ---

GROSS PROFIT                                                        25,000                ---
                                                               -------------     -------------

OPERATING EXPENSES:
     Selling, general and administrative                         2,279,968          1,028,775
     Marketing                                                   1,939,531          1,234,633
     Research and development                                       20,000            199,000
     Depreciation                                                    6,895                ---
                                                               -------------     -------------

               Total expenses                                    4,246,394          2,462,408
                                                                 ---------          ---------

(LOSS) FROM OPERATIONS                                          (4,221,394)       (2,462,408)

OTHER INCOME (EXPENSE):
     Forgiveness of accrued interest payable                        39,268                ---
     Interest income                                                 7,286                 48

     Interest expense                                             (118,755)         (158,954)

     Amortization of loan fees                                     (44,510)         (100,000)
                                                                   --------         ---------

        Net other income (expense)                                (116,711)         (258,906)
                                                                  ---------         ---------

(LOSS) FROM OPERATIONS BEFORE INCOME TAXES                      (4,338,105)       (2,721,314)

PROVISION FOR INCOME TAXES                                             ---                ---
                                                               -------------     -------------
  NET (LOSS)                                                   $(4,338,105)       $(2,721,314
                                                                ===========      =============

NET (LOSS) PER SHARE - BASIC AND DILUTED                       $     (0.10)       $     (0.17)
                                                                ===========      =============

WEIGHTED AVERAGE SHARES - BASIC AND DILUTED                     41,326,282         16,445,533
                                                                 ==========      =============


          See accompanying notes to consolidated financial statements.





                 UNIVERSAL DETECTION TECHNOLOGY AND SUBSIDIARIES

                 (FORMERLY POLLUTION RESEARCH AND CONTROL CORP.)
                CONSOLIDATED STATEMENTS OF OPERATIONS (CONTINUED)
                                                                        For the Year     For the Year
                                                                            Ended            Ended
                                                                        December 31,     December 31,
                                                                            2003             2002
                                                                        --------------   --------------
                                                                                          (Restated)
REVENUE                                                                 $         ---     $     30,000
COST OF GOODS SOLD                                                                ---            8,600
                                                                        --------------   --------------

GROSS PROFIT                                                                      ---           21,400
                                                                        --------------   --------------

OPERATING EXPENSES:
     Selling, general and administrative                                    1,655,863          721,487
     Marketing                                                              1,932,512           45,000
     Research and development                                                 199,000           82,000
     Loss on write-down of inventory                                              ---        1,894,342
     Loss on legal judgment                                                       ---          411,500
                                                                        --------------   --------------
               Total expenses                                               3,787,375        3,154,329
                                                                        --------------   --------------
(LOSS) FROM OPERATIONS                                                     (3,787,375)      (3,132,929)

OTHER INCOME (EXPENSE):
     Interest income                                                              726              ---
     Interest expense                                                        (208,063)        (232,345)
     Amortization of loan fees                                               (235,136)          (5,752)
     Beneficial conversion feature of convertible debt                       (495,305)        (113,000)
                                                                        --------------   --------------
               Net other income (expense)                                    (937,778)        (351,097)
                                                                        --------------   --------------

(LOSS) FROM OPERATIONS BEFORE INCOME TAXES                                 (4,725,153)      (3,484,026)

INCOME TAX EXPENSE                                                                ---              ---
                                                                        --------------   --------------

(LOSS) FROM CONTINUING OPERATIONS                                          (4,725,153)      (3,484,026)

DISCONTINUED OPERATIONS:
  (Loss) from operations of discontinued subsidiaries (less
  applicable income tax expense of $-0-)                                          ---         (149,745)
  Gain on disposal of subsidiaries, including provision of $-0-
  for operating losses during phase-out period less applicable
  income taxes of $-0-                                                            ---        1,490,553
                                                                        --------------   --------------

NET GAIN FROM DISCONTINUED OPERATIONS                                             ---        1,340,808
                                                                        --------------   --------------

  NET (LOSS)                                                            $  (4,725,153)   $  (2,143,218)
                                                                        ==============   ==============
NET INCOME (LOSS) PER SHARE - BASIC AND DILUTED:
   Continuing operations                                                $       (0.23)           (0.42)
   Discontinued operations:
     (Loss) from operations                                                       ---            (0.02)
     Gain on disposal                                                             ---             0.18
                                                                        --------------   --------------

                                                                        $       (0.23)   $       (0.26)
                                                                        ==============   ==============

WEIGHTED AVERAGE SHARES - BASIC AND DILUTED                                20,919,845        8,212,300
                                                                        ==============   ==============

          See accompanying notes to consolidated financial statements.



                 UNIVERSAL DETECTION TECHNOLOGY AND SUBSIDIARIES


                 (FORMERLY POLLUTION RESEARCH AND CONTROL CORP.)
      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
               FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2003 AND
            FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004 (UNAUDITED)

                                                                                                           Total
                                           Common Stock              Additional       Accumulated      Stockholders'
                                                                                                          Equity
                                      Shares          Amount       Paid-in-Capital     (Deficit)         (Deficit)
                                    ------------    -----------    ---------------    -------------    --------------
BALANCE, DECEMBER 31, 2001          $ 5,949,616    $ 9,789,742      $   2,485,062    $ (14,169,703)    $  (1,894,899)
Conversion of convertible
  debt and accrued interest           2,072,464        505,238                ---              ---           505,238
Stock based compensation for
  consulting services                       ---            ---            111,112              ---           111,112
Common stock issued for
  services                              730,000        154,250                ---              ---           154,250
Stock issued in private
  placements, net of offering
  costs of $34,900                    2,121,312        364,100                ---              ---           364,100
Value of stock based
  compensation issued for
  sale of Dasibi                            ---            ---            160,993              ---           160,993
Value of beneficial
  conversion feature of
  convertible debt                          ---            ---            113,000              ---           113,000
Net (loss) for the year
  (Restated)                                ---            ---                ---       (2,143,218)       (2,143,218)
                                    ------------    -----------    ---------------    -------------    --------------
BALANCE, DECEMBER 31, 2002           10,873,392     10,813,330          2,870,167      (16,312,921)       (2,629,424)
Common stock issued for services      3,357,000      1,181,280                ---               ---        1,181,280
Common stock issued for loan fees       415,000        198,400                ---               ---          198,400
Conversion of convertible debt
     and accrued interest             3,889,044        573,805                ---               ---          573,805
Stock issued in private
placements net of offering costs
   of $443,033                       15,907,903      2,876,222                ---               ---        2,876,222
Fair market value of repriced
   warrants                                 ---            ---             56,019               ---           56,019
Warrants issued for services                ---            ---            185,400               ---          185,400
Value of beneficial
   conversion feature of
   convertible debt                         ---            ---            495,305               ---          495,305
Exercise of warrants                    559,858         62,018                ---               ---           62,018
Net (loss) for the year                     ---            ---                ---       (4,725,153)       (4,725,153)
                                    ------------    -----------    ---------------    -------------    --------------

BALANCE, DECEMBER 31, 2003           35,002,197     15,705,055          3,606,891      (21,038,074)       (1,726,128)

Stock issued in private
   placements, net of
   offerings costs of $714,628
   (Unaudited)                       11,772,520      5,235,047                ---               ---        5,235,047
Exercise of warrants
   (Unaudited)                           55,556         20,000                ---               ---           20,000
Stock issued for services
   (Unaudited)                          530,000        310,400                ---               ---          310,400
Conversion of accrued
  interest (Unaudited)                  206,250         33,000                ---               ---           33,000
Warrants issued for services
  (Unaudited)                               ---            ---             21,490               ---           21,490
Net (loss) for the period
  (Unaudited)                               ---            ---                ---       (4,338,105)       (4,338,105)
                                    ------------    -----------    ---------------    -------------    --------------

BALANCE, SEPTEMBER 30, 2004
(UNAUDITED)                         $47,566,523   $ 21,303,502       $  3,628,381    $ (25,376,179)      $  (444,296)
                                    ============    ===========    ===============    =============    ==============


          See accompanying notes to consolidated financial statements.



                 UNIVERSAL DETECTION TECHNOLOGY AND SUBSIDIARIES


                 (FORMERLY POLLUTION RESEARCH AND CONTROL CORP.)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                           For the Nine   For the Nine
                                                           Months Ended   Months Ended
                                                           September 30,  September 30,
                                                               2004           2003
                                                           -------------  --------------
                                                           (Unaudited)     (Unaudited)
CASH FLOWS FROM (TO) OPERATING ACTIVITIES:
Net (loss)                                                 (4,338,105)    (2,721,314)
Adjustments to reconcile net (loss) to net cash (used
in) operations:
   Stock issued for services                                  310,400      1,121,280
   Stock issued for loan fees                                     ---         45,000
   Warrants issued for services                                21,490            ---
   Fair market value of repriced warrants                         ---         56,019
   Gain on forgiveness of accrued interest payable             39,268            ---
   Depreciation                                                 6,895            ---
   Changes in operating assets and liabilities:
          Accounts receivable                                     ---         30,000
          Employee advances                                   (21,975)           ---
          Inventories                                          20,000            ---
          Deferred interest                                   (24,300)           ---
          Prepaid expenses and other current assets           569,197       (995,419)
          Accounts payable and accrued expenses               218,477        522,254
                                                           -------------  --------------

            Net cash (used in) operating activities        (3,198,653)    (1,942,180)
                                                           -------------  --------------

CASH FLOWS FROM (TO) INVESTINGACTIVITIES:
  Purchase of equipment                                       (87,922)           ---
  Investment in patent                                        (31,022)           ---
  Advances to related party                                    (6,572)       (20,000)
  Payments received on bridge note to related party            50,000            ---
  Investment in certificate of deposit                     (1,155,396)           ---
  (Increase) in restricted cash                                (1,162)           ---
                                                           -------------  --------------

    Net cash (used in) investing activities                (1,232,074)       (20,000)
                                                           -------------  --------------

CASH FLOWS FROM (TO) FINANCING ACTIVITIES:
  Proceeds from issuance of common stock                    5,949,675      2,074,903
  Payment of offering costs                                  (714,628)      (277,714)
  Proceeds from exercise of warrants                           20,000         62,018
  Advances on notes payable                                       ---        230,000
  Payments on notes payable                                  (410,167)       (95,000)
                                                           -------------  --------------
Net cash provided by financing activities                   4,844,880      1,994,207
                                                           -------------  --------------

NET INCREASE IN CASH AND CASH EQUIVALENTS                     414,153         32,027

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                 14,899          9,318
                                                           -------------  --------------

CASH AND CASH EQUIVALENTS, END OF PERIOD                   $  429,052     $   41,345
                                                           ============   ==============

          See accompanying notes to consolidated financial statements.






                 UNIVERSAL DETECTION TECHNOLOGY AND SUBSIDIARIES

                 (FORMERLY POLLUTION RESEARCH AND CONTROL CORP.)
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)


                                                                  For The Year          For the Year
                                                                      Ended                 Ended
                                                                  December 31,          December 31,
                                                                       2003                 2002
                                                                 ---------------      --------------
                                                                                         (Restated)
CASH FLOWS FROM (TO) OPERATING ACTIVITIES:
Net (loss) from continuing operations                              $ (4,725,153)      $ (3,484,026)
Adjustments to reconcile net (loss) to net cash
   (used in) operations:
   Beneficial conversion feature of convertible debt                    495,305            113,000
   Stock issued for services                                          1,181,280            154,250
   Stock based compensation issued for services                         185,400            111,112
   Stock issued for loan fees                                           198,400                ---
   Fair market value of repriced warrants                                56,019                ---
   Depreciation                                                             152                ---
   Changes in operating assets and liabilities:
          Accounts receivable                                            30,000            (30,000)
          Due from related parties                                      (29,099)               ---
          Inventories                                                       ---          1,894,342
          Prepaid expenses                                             (999,217)           (45,938)
          Accounts payable                                             (126,701)           222,950
          Accrued expenses                                              599,847            509,248
                                                                 ---------------    --------------
            Net cash (used in) operating activities                  (3,133,767)          (555,062)
                                                                 ---------------    --------------

CASH FLOWS (TO) INVESTING ACTIVITIES:
  Purchase of equipment                                                  (3,659)               ---
  Bridge note to related party                                          (50,000)               ---
  (Increase) in restricted cash                                        (100,233)               ---
                                                                 ---------------    --------------

           Net cash (used in) investing activities                     (153,892)               ---
                                                                 ---------------    --------------

CASH FLOWS FROM (TO) FINANCING ACTIVITIES:
  Proceeds from issuance of common stock                              3,319,255            399,000
  Payment of offering costs                                            (443,033)           (34,900)
  Proceeds from exercise of warrants                                     62,018                ---
  Proceeds from notes payable                                           450,000             57,526
  Payments on notes payable                                             (95,000)               ---
                                                                 ---------------    --------------

Net cash provided by financing activities                             3,293,240            421,626
                                                                 ---------------    --------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                      5,581           (133,436)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                            9,318            142,754
                                                                 ---------------    --------------

CASH AND CASH EQUIVALENTS, END OF PERIOD                          $      14,899       $      9,318
                                                                 ===============    ==============




          See accompanying notes to consolidated financial statements.

                 UNIVERSAL DETECTION TECHNOLOGY AND SUBSIDIARIES
                 (FORMERLY POLLUTION RESEARCH AND CONTROL CORP.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003 IS UNAUDITED)


NOTE 1 - BUSINESS ACTIVITY

Universal Detection Technology (formerly Pollution Research and Control Corp.), a California corporation, primarily designed, manufactured and marketed air pollution monitoring instruments, through its wholly-owned subsidiary Dasibi Environmental Corporation ("Dasibi"). The Company's wholly owned subsidiary Nutek, Inc. ("Nutek") is inactive. The Company's wholly owned subsidiary Logan Medical Devices, Inc. ("Logan") was renamed Dasibi China, Inc. ("Dasibi China") and is currently inactive.

In March 2002, the Company sold Dasibi to one of its creditors in exchange for the cancellation of $1,500,000 in debt and accrued interest owed to the creditor. A non-exclusive license agreement for all of the Dasibi's technology was also granted to the Company. In May 2002, Dasibi vacated its premises and management believes Dasibi has since suspended operations.

Beginning in 2002, the Company began doing business as Universal Detection Technology and has focused its research and development efforts in developing a real time biological weapon detection device. On August 8, 2003, the shareholders approved the change of the name of Pollution Research and Control Corp. to Universal Detection Technology. To accelerate development of its initial biological weapon detection device, the Company has developed and is implementing a collaborative partnering strategy. Under this strategy, the Company identifies and partners with researchers and developers. The Company entered into a technology affiliates agreement with NASA's Jet Propulsion Laboratory ("JPL") to develop technology for its bio-terrorism detection equipment and a license agreement with the California Institute of Technology ("CalTech"), which granted the Company an exclusive worldwide license to products that incorporate patent rights referenced in the above technology affiliates agreement.

PRIOR PERIOD RESTATEMENT
During the quarter ended June 30, 2004, a change was made to the retained earnings and accrued expenses of the Company to correct the legal judgment recorded during the year ended December 31, 2002. The Company originally recorded the amount of damages sought by the plaintiff, rather than the amount of the final judgment. The Company has retroactively restated net loss for the year ended December 31, 2002, increasing the net loss from $1,980,718 to $2,143,218 due to an adjustment of $162,500. (See Note 14.)


GOING CONCERN AND MANAGEMENT'S PLANS
In March 2002, the Company sold its operating subsidiary, Dasibi Environmental Corp., as further described in Note 12. As of December 31, 2003 and September 30, 2004, the Company had a working capital deficit and a capital deficit. These conditions raise substantial doubt about its ability to continue as a going concern. Its ability to continue as a going concern is dependent upon its ability to develop additional sources of capital and ultimately achieve profitable operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. The Company's financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

The Company is currently devoting its efforts to raising capital and development and marketing of its bio-terrorism detection devices, known as the Anthrax Smoke Detector ("ASD"). The Company entered into a technology affiliates agreement with JPL to develop technology for its bio-terrorism detection equipment and a license agreement with Caltech, which granted the Company an exclusive worldwide license to products that incorporate patent rights referenced in the above technology affiliates agreement. The Company unveiled the first functional prototype of its ASD in May 2004. Although the Company continues to engage in testing of the ASD to improve its functionality, the ASD is currently available for sale.

                 UNIVERSAL DETECTION TECHNOLOGY AND SUBSIDIARIES
                 (FORMERLY POLLUTION RESEARCH AND CONTROL CORP.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003 IS UNAUDITED)


NOTE 1 - BUSINESS ACTIVITY (CONTINUED)


In July 2004, the Company commenced simulated tests with benign bacterial spores having anthrax-like properties in order to fine tune the Company's product. Based on the results obtained, the Company enhanced the sensitivity of the ASD by improving the sample collection efficiency and made certain other modifications to improve efficiency. Commencing in the first quarter of 2005, the Company plans to engage in field testing of these units in different environments and conditions and to use the empirical data gained from the testing to further improve the design and functionality of the product.

The Company is engaged in discussions with Rutgers University to perform the Company's field testing, which is expected to commence following the testing performed by JPL in order to incorporate the findings of the JPL testing into the product provided to Rutgers. Rutgers University was given an initial (Phase
I) grant from the National Science Foundation to conduct a preliminary study on methods to protect the nation's transportation infrastructure against a potential airborne biological attack. At this time, Rutgers has applied for a Phase II grant from NSF. If Rutgers obtains this Phase II grant, the Company expects that they will select a site operated by the New York and New Jersey Port Authority in order to test its product under a real-time environment. Rutgers will manage all details relating to the implementation of the program. The Company plans to initiate orders of the ASD with Met One Instruments ("Met One"), a third-party manufacturer that assembled the first functional prototype, based on sales orders it receives. In connection with sales and marketing efforts, the Company hopes to sell units to customers in specific sectors in the market including, sports stadiums, conventions centers, and casinos. At this time, the Company has not entered into any agreements with any third parties regarding the manufacturing of the ASD, but Met One has indicated that it will be capable of producing between 50 to 100 units per month.


During the next 12 month period, the Company also plans on securing and leasing a testing facility close to the JPL laboratories where it would be able to implement a quality assurance program and test its products against the required specifications before shipping them to customers.

During July 2004, the Company completed the final closing of its private placement offering of Units consisting of common stock and warrants to purchase common stock. The aggregate gross proceeds from the offering were $3,000,000. The Company intends to use these proceeds for working capital and general corporate purposes but is precluded from using the proceeds to pay debt outstanding at the time of final closing of the offering or make payments to Astor Capital, Inc. ("Astor"), a company in which its President and CEO has a 50% equity interest and is a co-founder and managing partner. Pursuant to a related Registration Rights Agreement, the Company filed a registration statement with the Securities and Exchange Commission within 30 days of final closing of the offering to register for resale shares of the Company's common stock and the shares underlying the warrants included in the Units.

                UNIVERSAL DETECTION TECHNOLOGY AND SUBSIDIARIES
                 (FORMERLY POLLUTION RESEARCH AND CONTROL CORP.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003 IS UNAUDITED)


NOTE 1 - BUSINESS ACTIVITY (CONTINUED)


The Company estimates that it will require approximately $2.0 million in the next twelve months to complete its existing prototype, engage in testing of the device, and revise the technology or reengineer the device as may be necessary or desirable and otherwise execute its business plan. As a result of the private placement, the Company believes it has sufficient capital to fund its operating expenses for the next twelve months. The Company does not believe it has adequate capital to repay its debt currently due and becoming due in the next twelve months, however management continues to take steps to address its liquidity needs. Recently management concluded discussions with most of its note holders and amended the terms of these notes to provide for extended scheduled payment arrangements. The Company may seek additional extensions with respect to these notes and its other debt as it becomes due. In addition, management may endeavor to convert some portion of the principal amount and interest on the Company's debt into shares of common stock. During the nine months ended September 30, 2004 and the year ended December 31, 2003, the Company received gross proceeds of approximately $6.0 million and $3.8 million, respectively, from the sale of equity and debt securities. The Company actively continues to pursue additional equity or debt financings.

UNAUDITED INTERIM FINANCIAL STATEMENTS
In the opinion of management, the unaudited interim financial statements for the three and nine months ended September 30, 2004 and 2003 are presented on a basis consistent with the audited financial statements and reflect all adjustments, consisting only of normal recurring accruals, necessary for fair presentation of the results of such period. The results of operations for the nine months ended September 30, 2004 are not necessarily indicative of the results to be expected for the year ending December 31, 2004.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION
The consolidated financial statements include the accounts of Universal Detection Technology and its wholly-owned subsidiaries (the "Company"). All significant intercompany balances and transactions have been eliminated in consolidation.


REVENUE RECOGNITION
Revenue will be recognized upon satisfaction of the Company's obligations, generally upon shipment of products. Title of goods is generally transferred when the products are shipped from the Company's facility. Income not earned will be recorded as deferred revenue.

During the nine months ended September 30, 2004, the Company recognized $25,000 of revenue in accordance with its agreement with Rutgers University. The Company completed all obligations under the agreement.


INVENTORIES
Inventories, consisting of finished goods, are stated at the lower of cost (first-in first-out) basis or market.


ADVERTISING EXPENSES
The Company expenses advertising costs as incurred. During the years ended December 31, 2003 and 2002, and the nine months ended September 30, 2004 and 2003, the Company did not have significant advertising costs.

                 UNIVERSAL DETECTION TECHNOLOGY AND SUBSIDIARIES
                 (FORMERLY POLLUTION RESEARCH AND CONTROL CORP.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003 IS UNAUDITED)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

EQUIPMENT AND DEPRECIATION
Equipment, consisting of office equipment, is recorded at cost less accumulated depreciation. Depreciation is provided for on the straight-line method over the estimated useful lives of the assets, generally five years. Total depreciation expense was $152 and $-0- for the years ended December 31, 2003 and 2002, respectively and $6,895 and $-0- for the nine months ended September 30, 2004 and 2003, respectively. As of September 30, 2004 and December 31, 2003, accumulated depreciation was $7,047 and $152, respectively.


STOCK-BASED COMPENSATION
The Company accounts for stock based compensation in accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). This standard requires the Company to adopt the "fair value" method with respect to stock-based compensation of consultants and other non-employees and allows for use of the intrinsic value method for stock-based compensation of employees under Accounting Principles Board Opinion No. 25.

Had compensation cost for the Company's stock-based compensation plans been determined using the fair value of the options at the grant date as prescribed by SFAS 123, the Company's pro forma net loss and loss per common share would be as follows:




                                FOR THE NINE MONTHS ENDED        FOR THE YEAR ENDED
                                      SEPTEMBER 30,                 DECEMBER 31,
                                      -------------                 ------------
                                   2004           2003           2003           2002
                                   ----           ----           ----           ----
Net (loss):
As reported                   $ (4,338,105)   $ (2,721,314)  $ (4,725,153)   (2,143,218)
Stock based employee
   compensation (as
   recorded):                           ---            ---            ---           ---
Stock based employee
   compensation (fair value
   method):                             ---      1,995,000      1,995,000           ---
                               ------------- --------------- -------------- -------------
Proforma                      $ (4,338,105)   $ (4,716,314)  $ (6,720,153)  $(2,143,218)
                               ============= =============== ============== =============

Basic and diluted (loss) per share:
As reported                   $      (0.10)   $      (0.17)  $      (0.23)  $     (0.26)
                               ============= =============== ============== =============
Proforma                      $      (0.10)   $      (0.29)  $      (0.32)  $     (0.26)
                               ============= =============== ============== =============



VALUATION OF THE COMPANY'S COMMON STOCK
Unless otherwise disclosed, all stock based transactions entered into by the Company have been valued at the market value of the Company's common stock on the date the transaction was entered into or have been valued using the Black-Scholes model for American options to estimate the fair market value.

                 UNIVERSAL DETECTION TECHNOLOGY AND SUBSIDIARIES
                 (FORMERLY POLLUTION RESEARCH AND CONTROL CORP.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003 IS UNAUDITED)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

EARNINGS PER COMMON SHARE
The Company computes earnings per common share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS No. 128). The Statement requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic loss per share is computed by dividing loss available to common shareholders by the weighted average number of common shares outstanding. The computation of diluted loss per share is similar to the basic loss per share computation except the denominator is increased to include the number of additional shares that would have been outstanding if the dilutive potential common shares had been issued. In addition, the numerator is adjusted for any changes in income or loss that would result from the assumed conversions of those potential shares. However, such presentation is not required if the effect is antidilutive. Accordingly, the diluted per share amounts do not reflect the impact of warrants and options or convertible debt outstanding for 21,156,267 and 13,060,109 shares at September 30, 2004 and 2003, respectively, and 11,834,560 and 10,201,038 shares December 31, 2003 and 2002, respectively, because the effect of each is antidilutive.


CASH EQUIVALENTS
For purposes of reporting cash flows, the Company considers all short term, interest bearing deposits with original maturities of three months or less to be cash equivalents.


PATENTS AND IMPAIRMENT OF LONG-LIVED ASSETS
Patents and other intangible assets with finite useful lives are amortized on a straight-line basis over their estimated useful lives. In accordance with Statement of Financial Accounting Standard (SFAS) No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS ("SFAS 142"), the Company periodically evaluates its long-lived assets by measuring the carrying amounts of assets against the estimated undiscounted future cash flows associated with them. At the time the carrying value of such assets exceeds the fair value of such assets, impairment is recognized. To date, no adjustments to the carrying value of the assets have been made.

FAIR VALUE OF FINANCIAL INSTRUMENTS
The carrying amounts of cash, accounts receivable, notes receivable, accounts payable, accrued expenses and notes payable approximate fair value because of the short maturity of these items.


RESEARCH AND DEVELOPMENT COSTS


In 2002, the Company entered into a technology affiliates agreement with NASA's Jet Propulsion Laboratory ("JPL") to develop technology for its bio-terrorism detection equipment. Research and development costs are charged to expense as incurred. Research and development expenses were $20,000 and $199,000 for the nine months ended September 30, 2004 and 2003, respectively and $199,000 and $82,000 for the years ended December 31, 2003 and 2002, respectively.

INCOME TAXES
Deferred income taxes are recorded to reflect the tax consequences in future years of temporary differences between the tax basis of the assets and liabilities and their financial statement amounts at the end of each reporting period. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the current period and the change during the period in deferred tax assets and liabilities. The deferred tax assets and liabilities have been netted to reflect the tax impact of temporary differences. At September 30, 2004 and December 31, 2003, a full valuation allowance has been established for the deferred tax asset as management believes that it is more likely than not that a tax benefit will not be realized.

                 UNIVERSAL DETECTION TECHNOLOGY AND SUBSIDIARIES
                 (FORMERLY POLLUTION RESEARCH AND CONTROL CORP.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003 IS UNAUDITED)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATION
Certain amounts in the prior period financial statements have been reclassified for comparative purposes to conform to the presentation in the current period financial statements.


RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity," which is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The adoption of this standard did not have a material impact on the Company's financial statements.


In April 2003, FASB issued SFAS No. 149, "Accounting for Derivative Instruments and Hedging Activities," which is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. This statement amends and clarifies financial accounting and reporting for derivative instruments including certain instruments embedded in other contracts and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The adoption of this standard did not have a material impact on the Company's financial statements.

In January 2003, the FASB issued FIN 46, "Consolidation of Variable Interest Entities." FIN 46 clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," for certain entities which do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties or in which equity investors do not have the characteristics of a controlling financial interest ("variable interest entities"). Variable interest entities will be required to be consolidated by their primary beneficiary. The primary beneficiary of a variable interest entity is determined to be the party that absorbs a majority of the entity's expected losses, receives a majority of its expected returns, or both, as a result of holding variable interests, which are ownership, contractual, or other pecuniary interests in an entity. FIN 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after December 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. FIN 46 applies to public enterprises as of the beginning of the applicable interim or annual period. The Company's adoption of FIN 46 did not have any impact upon the Company's financial condition or results of operations.

                 UNIVERSAL DETECTION TECHNOLOGY AND SUBSIDIARIES
                 (FORMERLY POLLUTION RESEARCH AND CONTROL CORP.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003 IS UNAUDITED)


NOTE 3 - INVENTORIES


As part of the sale of Dasibi, the Company arranged with Dasibi that Dasibi would continue to house the inventory that was assigned to the Company. During the second quarter of 2002, Dasibi vacated its manufacturing space, and moved the inventory that was assigned to the Company to a location unknown to the Company. The Company currently is in the process of reviewing its rights under the circumstances and has been unsuccessful in locating the inventory. At December 31, 2002, such inventory was written down to reflect the loss. During the quarter ended September 30, 2004, Management of the Company determined that all remaining finished goods inventory had been utilized for research and development and the $20,000 asset was expensed as research and development expenses.


NOTE 4 - ACCOUNTS RECEIVABLE AND CONCENTRATION OF CREDIT RISK

At December 31, 2002, the accounts receivable balance from one customer was $30,000, or 100% of the total accounts receivable balance. Generally, no collateral is required. The Company's credit losses in the aggregate have not exceeded managements' expectations. During 2003, the product was returned and is being used by the Company for research and development activities and the receivable was written off to research and development expense.

The Company maintains all cash in bank accounts, which at times may exceed federally insured limits. The Company has not experienced a loss in such accounts.

NOTE 5 - NOTES PAYABLE, RELATED PARTY


During the year ended December 31, 2003, the Company borrowed cash for operating expenses on a short-term basis from certain related entities, Astor and JRT Holdings. JRT Holdings is a company in which the Company's President and CEO has a 50% equity interest. The Company borrowed a total $85,000 during the year ended December 31, 2003 and repaid a total of $45,000 during the same year. Notes payable, related party consists of the following at December 31, 2003:



  Note payable to JRT Holdings, interest at 9% per annum;
  principal and interest due April 2004, unsecured                 $     20,000

  Note payable to JRT Holdings, interest at 6% per annum,
  principal and interest due February 2004, unsecured                    20,000
                                                                     -----------

          Total notes payable, related party                       $     40,000
                                                                     ===========


On September 21, 2004, these notes payable were amended, combined and extended to December 31, 2004, with total interest fixed at $2,000. The Company has recognized a $658 gain on forgiveness of accrued interest as a result of the amended agreement. On October 29, 2004, the combined note was further amended, reducing total interest to $750 as consideration for payment on that date. The note payable and accrued interest were paid October 29, 2004 at which time the Company recognized an additional $1,250 gain on forgiveness of accrued interest.

                UNIVERSAL DETECTION TECHNOLOGY AND SUBSIDIARIES
                 (FORMERLY POLLUTION RESEARCH AND CONTROL CORP.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003 IS UNAUDITED)


NOTE 6 - NOTES PAYABLE

Notes payable consisted of the following at December 31, 2003:

  Notes payable to individuals, interest at 11% per annum,
     principal and interest due June 2001, unsecured                 $   150,000

  Notes payable to individuals, interest at 12% per annum,
     principal and interest due June 2001, unsecured                     150,000

  Notes payable, interest at 12% per annum, principal and
     interest due October 2004, unsecured, converted from debenture      200,000

  Notes payable, interest at 9% per annum, principal and
     interest due October 2004, unsecured, converted from debenture      100,000

  Note payable, interest at 18% per annum, principal and
     interest due June 2000, and verbally extended, unsecured            200,000

  Demand note under Ex-Im Bank authorization at Wall Street
     Journal Prime rate +3.0% per annum (7% at December 31, 2003), matured June 30, 2002 previously secured by Dasibi customer line
     of credit                                                           250,000

  Bridge loan payable, interest of 10% per annum, principal
     and interest due June 2002 and verbally extended, unsecured          22,526

  Bridge loan payable, interest of 10% per annum, principal
     and interest due September 2002 and verbally extended,
     unsecured                                                            35,000

  Notes payable, interest at 18% per annum, due May 2003
     and verbally extended, unsecured, effective interest,
     which includes loan fees, is 72.6%                                   75,000

  Notes payable, interest at 18% per annum, due August 2003 and verbally extended, unsecured, effective interest, which includes
     loan fees, is 154.2%                                                 60,000

  Notes payable, interest at 10% per annum, due in December 2003 and verbally extended, unsecured, effective interest, which includes values ascribed to stock compensation granted and other
     loan fees, is 638.1%                                                100,000

  Notes payable, interest at 10% per annum, due in February 2004, unsecured, effective interest, which includes values ascribed to
     stock compensation granted and other loan fees is 314.9%            100,000

  Note payable, interest at 10% per annum, due June 2002
     and verbally extended, unsecured                                     75,000
                                                                      ----------

        Total notes payable                                          $ 1,517,526
                                                                     ===========


Certain notes were past due and in default, totaling $550,000, as of December 31, 2003.

                 UNIVERSAL DETECTION TECHNOLOGY AND SUBSIDIARIES
                 (FORMERLY POLLUTION RESEARCH AND CONTROL CORP.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003 IS UNAUDITED)


NOTE 6 - NOTES PAYABLE (CONTINUED)

Notes payable consisted of the following at September 30, 2004:


  Notes payable to individuals, subject to contingent
     settlement agreement, interest at 11.67% per annum,
     principal and interest due January 1, 2006, unsecured       $ 175,740

  Note payable, subject to settlement agreement, interest
     at 9.01% per annum, principal and interest due July
     2005, unsecured                                               220,000

  Note payable, subject to settlement agreement, interest
     at 9.17% per annum, principal and interest due July
     2005, unsecured                                               116,500


  Note payable, interest at 18% per annum, principal and
     interest due June 2000, and verbally extended, unsecured      200,000

  Demand note under Ex-Im Bank authorization at Wall Street
     Journal Prime rate +3.0% per annum (7% at December 31, 2003), matured June 30, 2002 previously secured by Dasibi
     customer line of credit                                       250,000

  Bridge loan payable, interest of 10% per annum, principal
     and interest due June 2002 and verbally extended, unsecured    22,526

  Bridge loan payable, interest of 10% per annum, principal
     and interest due September 2002 and verbally extended,
     unsecured                                                      35,000

  Note payable, interest at 18% per annum, due May 2003 and
     verbally extended, unsecured                                   75,000

  Note payable, interest at 10% per annum, due June 2002
     and verbally extended, unsecured                               75,000
                                                                 ------------


          Total notes payable                                   $1,169,766
                                                                 ============


Certain notes were past due and in default, totaling $250,000, as of September 30, 2004.

                 UNIVERSAL DETECTION TECHNOLOGY AND SUBSIDIARIES
                 (FORMERLY POLLUTION RESEARCH AND CONTROL CORP.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003 IS UNAUDITED)


NOTE 6 - NOTES PAYABLE (CONTINUED)

During the year ended December 31, 2003, certain convertible debt holders converted debt of $485,000 into 3,258,887 shares of the Company's common stock. In addition, certain convertible debt holders converted $88,805 of accrued interest on the convertible debt to 630,157 shares of the Company's common stock.

In October 2003, as incentive to certain debenture holders, the Company agreed to convert the debentures to the Company's common stock at $.15 per share rather than at 70% to 80% of market price per the terms of the debentures. In connection with these transactions, the Company recorded $495,305 as an expense for the beneficial conversion feature.

In October 2003, certain debenture holders agreed in principle to novate the $320,000 of convertible debentures and enter into non-convertible notes payable with extended due dates ranging from six months to one year.

During the year ended December 31, 2002, certain convertible debt holders converted $435,000 to 1,801,252 shares of the Company's common stock. In addition, certain convertible debt holders converted $70,238 of accrued interest on the convertible debt to 271,212 shares of the Company's common stock.

In March 2002, the holder of $450,000 of convertible debt agreed to extend the due date of the debt to February 23, 2004 and the Company agreed to reduce the conversion rate on the convertible debt from 85% of the market price of the Company's common stock to 70% of the market price of the Company's common stock. The Company recorded $113,000 as an expense for the beneficial conversion feature of the new conversion rate. During 2002, $250,000 was converted and the remaining outstanding debt balance was $200,000 as of December 31, 2002. During the year ended December 31, 2003 the remaining balance was converted to shares of the Company's common stock as described above.


The Company entered into a contingent settlement agreement on July 26, 2004 related to $440,765 of notes payable to individuals and related accrued interest. In July 2004, the Company paid a total of $73,333 towards the debt and agreed to pay a total of $298,667, including interest through January 2006 in full payment. The Settlement Agreement provides for an accelerated payment schedule at the Company's option, which would reduce the total payment made by the Company by approximately $12,000. At such time as the terms of the Settlement Agreement are satisfied, the Company will recognize a gain on restructuring of debt as appropriate.

As of August 10, 2004, the Company entered into an agreement to settle a note payable in the amount of $200,000 plus accrued interest. The parties agreed to settle the debt for $261,000 payable as follows: Twelve consecutive payments of $12,500 payable monthly commencing August 31, 2004 and ending July 31, 2005; a lump-sum payment of $95,000 payable on July 31, 2005; and a one-time interest payment of $16,000 on July 31, 2005. This agreement includes an additional $7,500 as inducement to the note holder to enter into the extended agreement, which will be amortized as a loan fee over the term of the agreement.

During September 2004, the Company agreed to settle accrued interest of $33,000 on a note payable by issuing 206,250 shares of common stock at the rate of $0.16 per share.

                 UNIVERSAL DETECTION TECHNOLOGY AND SUBSIDIARIES
                 (FORMERLY POLLUTION RESEARCH AND CONTROL CORP.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003 IS UNAUDITED)

NOTE 6 - NOTES PAYABLE (CONTINUED)

On August 10, 2004, the Company entered into an agreement to settle a note payable in the amount of $100,000 plus accrued interest. The parties agreed to settle the debt for $130,800 payable as follows: Twelve consecutive payments of $6,000 payable monthly commencing August 31, 2004 and ending July 31, 2005; a lump-sum payment of $50,500 payable on July 31, 2005; and a one-time interest payment of $8,300 on July 31, 2005. The Company has recognized a $38,610 gain on forgiveness of accrued interest related to this transaction.


NOTE 7 - INCOME TAXES


The income tax provision (benefit) for nine months ended September 30, 2004 and 2003 differs from the computed expected provision (benefit) at the federal statutory rate for the following reasons:

                                                        2004               2003
                                                   ---------------     --------------
Computed expected income tax provision          $    (1,475,000)   $       (925,000)
(benefit)
Net operating loss carryforward increased             1,314,000             736,000
Depreciation                                            (15,000)                ---
Accrued officers' salary                                169,000             170,000
Stock based expenses                                      7,000                 ---
Beneficial conversion feature of convertible                ---              19,000
debt
                                                   ---------------     --------------


    Income tax provision (benefit)              $           ---    $            ---
                                                   ===============     ==============


The income tax provision (benefit) for the years ended December 31, 2003 and 2002 differs from the computed expected provision (benefit) at the federal statutory rate for the following reasons:

                                                        2003              2002
                                                   ---------------    ---------------

Computed expected income tax provision          $    (1,606,000)   $      (673,000)
(benefit)
Net operating loss carryforward                       1,356,000            964,000
increased
Accrued litigation                                          ---             85,000
Stock-based expenses                                     82,000             93,000
Beneficial conversion feature of convertible            168,000             38,000
debt
Gain on disposal of                                         ---           (507,000)
subsidiary
                                                   ---------------    ---------------

    Income tax provision                        $           ---    $           ---
(benefit)
                                                   ===============    ===============


The components of the deferred tax assets and (liabilities) as of September 30, 2004 were as follows:


   Deferred tax assets:
   Temporary differences:
       Net operating loss carryforward                             $     6,695,000
       Valuation allowance                                              (6,695,000)
                                                                      ----------------

       Net long-term deferred tax asset                            $           ---
                                                                      ================




                 UNIVERSAL DETECTION TECHNOLOGY AND SUBSIDIARIES
                 (FORMERLY POLLUTION RESEARCH AND CONTROL CORP.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003 IS UNAUDITED)

NOTE 7 - INCOME TAXES (CONTINUED)


The components of the deferred tax assets and (liabilities) as of December 31, 2003 were as follows:

   Deferred tax assets:
   Temporary differences:
       Net operating loss carryforward                     $     5,002,000
       Valuation allowance                                      (5,002,000)
                                                              --------------

       Net long-term deferred tax asset                    $           ---
                                                              ==============


The components of the deferred tax (expense) benefit were as follows for the nine months ended September 30, 2004 and 2003:




                                                             September 30,
                                                          2004           2003
                                                       -----------    -----------
   Deferred tax assets:
      Accrued expenses                                $    65,000    $      ---
      Depreciation                                        (17,000)          ---
       Increase in net operating loss carryforward      1,546,000       294,000
      Change in valuation allowance                    (1,594,000)     (294,000)
                                                       -----------    -----------


                                                      $       ---    $      ---
                                                       ===========    ===========

The components of the deferred tax (expense) benefit were as follows for the years ended December 31, 2003 and 2002:

                                                             December 31,
                                                          2003           2002
                                                       -----------    -----------
   Deferred tax assets:
       Accrued expenses                                      ---    $   (83,000)
                                                             ---         (4,000)
   Depreciation
       Increase in net operating loss carryforward      1,723,000     1,356,000
      Change in valuation allowance                    (1,723,000)   (1,335,000)
      Loss on previous joint venture investment
        with Logan                                           ---         66,000
                                                       -----------    -----------

                                                     $       ---    $       ---
                                                       ===========    ===========




As of September 30, 2004 and December 31, 2003, the Company has net operating loss carryforwards available to offset future taxable income of approximately $16,370,000 and $12,500,000, respectively expiring in 2005 through 2023.

                 UNIVERSAL DETECTION TECHNOLOGY AND SUBSIDIARIES
                 (FORMERLY POLLUTION RESEARCH AND CONTROL CORP.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003 IS UNAUDITED)


NOTE 8- STOCKHOLDERS' EQUITY

PREFERRED STOCK
The Company is authorized to issue up to 20,000,000 shares of preferred stock, $.01 par value per share in series to be designated by the Board of Directors. No preferred shares are issued.

COMMON STOCK
On August 8, 2003, the stockholders approved an increase in the number of shares of common stock authorized to 480,000,000 from 30,000,000.

PRIVATE PLACEMENT
On April 29, 2004, the Company commenced a private placement, offering for sale a minimum of $250,000 of Units on a "best efforts all or none" basis and an additional of $750,000 of Units on a "best efforts" basis. Upon mutual agreement between the Company and the placement agent, the Company offered an additional $2,000,000 of Units. The offering was completed in July 2004, generating gross proceeds of $3,000,000. The Company paid placement fees of $414,640 related to the offering.

The Company intends to use the proceeds for working capital and general corporate use. The Company is precluded from using the proceeds to pay debt outstanding at the time of the closing of the offering or to make payments to Astor.


Each Unit consists of one share of common stock and a Class A Warrant and a Class B Warrant. The offering price per Unit was $0.50. Both the Class A and Class B Warrants are exercisable by the holder at any time up to the expiration date of the warrant, which is five years from the date of issuance. In the aggregate, the investors purchased 6,000,000 shares of common stock, Class A Warrants to purchase 3,000,000 shares of common stock at $0.50 per share and Class B Warrants to purchase 3,000,000 shares of common stock at $0.70 per share. The warrants expire five years from the final closing date.

Pursuant to the agreement with the placement agent, following closing of the private placement offering, the Company amended the terms of its agreement with Astor for investment banking and strategic advisory services, reducing the monthly payment to Astor to a sum no greater than $5,000 per month commencing April 29, 2004, and for the nine months thereafter. The agreement with Astor was terminated effective September 30, 2004.

In addition, the Company's Chief Executive Officer agreed to defer payment of all accrued wages and future compensation due to him in excess of $150,000 per year for nine months from April 29, 2004. (See Note 10.)

                 UNIVERSAL DETECTION TECHNOLOGY AND SUBSIDIARIES
                 (FORMERLY POLLUTION RESEARCH AND CONTROL CORP.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003 IS UNAUDITED)

NOTE 8- STOCKHOLDERS' EQUITY (CONTINUED)

SALES OF COMMON STOCK
During the nine months ended September 30, 2004, the Company sold 11,772,520 shares of common stock for a total of $5,949,675. The Company paid placement fees totaling $714,628, which includes $105,576 in placement fees to Astor and $609,053 in placement fees to unrelated entities. Certain investors received warrants to purchase 6,166,668 shares of the Company's common stock at $0.50, 0.70, and $0.90 per share in connection with the sale of stock. The Company also issued warrants to purchase 3,600,000 shares of its common stock as placement fees. The warrants are exercisable at $0.50 per share and expire in July 2009. Certain of these stock and warrant issuances were included in the discussion entitled Private Placement above.

During the year ended December 31, 2003, the Company sold 15,907,903 shares of common stock for a total of $3,319,255, $50,000 of which had been received prior to December 31, 2002, and had been recorded as a liability. The Company paid placement fees totaling $443,033, which includes $157,634 in placement fees to Astor and $285,399 in placement fees to an unrelated company. Certain investors received warrants to purchase 349,300 shares of common stock at prices ranging from $0.27 to $0.65 per share.


During the year ended December 31, 2002 the Company sold 2,121,312 shares of common stock for $399,000, $50,000 of which had been received prior to December 31, 2001 and had been recorded as a liability. The Company paid a $34,900 placement fee to Astor. Certain investors received warrants to purchase 1,214,843 shares of common stock at prices ranging from $0.225 to $0.63 per share.


STOCK ISSUED FOR SERVICES
On September 8, 2004, the Company entered into a Product Sales and Marketing Consulting Agreement with an unrelated individual, commencing September 8, 2004 and ending December 31, 2006. As compensation for the services to be rendered, the Company issued 410,000 shares of its no par value common stock. On the effective date of the agreement, the shares had a fair value of $254,200 and have been recorded as prepaid expenses to be amortized over the term of the agreement. For the quarter ended September 30, 2004, the Company recognized $9,079 as stock based compensation expense related to this agreement.


In June 2004, the Company issued 10,000 shares of its common stock for consulting services. The shares were valued at $9,000, the fair market value of the stock on the date issued.


Pursuant to a binding Letter of Intent dated March 18, 2002, in connection with the sale of its wholly owned subsidiary, Dasibi Environmental Corp., the Company was obligated to issue 100,000 shares of its common stock to the purchaser of Dasibi. During the nine months ended September 30, 2004, the Company issued these 100,000 shares of common stock. The shares were valued at $40,000, the fair market value of the stock on March 18, 2002.

During August 2003, the Company entered into two agreements for strategic business planning, financial advisory, investor relations and public relations services. As compensation, the Company issued a total of 3,000,000 shares of its common stock to the consultants, valued at $1,110,000, the fair market value of the stock on the effective date of the agreements, which amount is being amortized over the one-year term of the agreements. The Company had recorded $740,000 as prepaid expense as of December 31, 2003. The Company expensed related consulting fees of $370,000 for the year ended December 31, 2003 and $740,000 for the nine months ended September 30, 2004.

                 UNIVERSAL DETECTION TECHNOLOGY AND SUBSIDIARIES
                 (FORMERLY POLLUTION RESEARCH AND CONTROL CORP.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003 IS UNAUDITED)


NOTE 8- STOCKHOLDERS' EQUITY (CONTINUED)

On January 6, 2003, the Company entered into an agreement with an individual to provide consulting services through January 6, 2004 in connection with the Company's corporate business development and strategy. As compensation for services received, the Company issued 300,000 unrestricted shares of its common stock valued at $60,000 based upon the price of the Company's common stock on the date of issuance. The Company recognized $60,000 in related expenses during 2003.

During 2003, the Company issued an additional 57,000 shares of its common stock to individuals for various consulting services rendered. The stock was valued at $11,280 based upon the price of the Company's common stock on the date of issuance. The Company recognized $11,280 in related expenses during 2003.

In February 2002, the Company entered into an agreement with an individual to provide consulting services through December 31, 2002 in connection with the Company's corporate business development and strategy. As compensation for services received, the Company issued 50,000 unrestricted shares of its common stock valued at $21,500 based upon the price of the Company's common stock on the date of issuance. The Company recognized $21,500 in related expenses. In August 2002, the agreement was amended and extended through June 30, 2003. An additional 50,000 unrestricted shares of the Company's common stock were issued as consideration. The shares were valued at $9,500 based on the price of the Company's common stock on the date of issuance. As of December 31, 2003, $9,500 had been expensed as consulting fees.

During 2002, the Company issued an additional 630,000 shares of its common stock to individuals for various consulting services rendered. The stock was valued at $123,250 based upon the price of the Company's common stock on the date of issuance. The Company recognized $123,250 in related expenses during 2002.


ISSUANCE OF OPTIONS AND WARRANTS
On August 10, 2004, the Company entered into a consulting agreement for advisory and consulting services in connection with its general business and corporate affairs matters. The agreement expires December 31, 2004. The terms of the agreement provide for an initial payment of $4,500, plus $7,500 per month beginning September 1, 2004. In addition, as inducement to enter into the agreement, the consultant received 10,000 shares of the Company's common stock and options to purchase 60,000 shares of the Company's common stock, exercisable immediately, at prices ranging from $0.75 per share to $1.75 per share. The 10,000 shares issued had a value of $7,200 on August 10, 2004. The option was valued at $21,490 using the Black Scholes model for American options, with volatility of 90.27% and a risk free interest rate of 2.89%. The market price of the common stock on the date of the grant was $0.72. The value of the stock and options has been expensed.

On October 6, 2004, the Company entered into a Product Sales and Marketing Consulting Agreement with an unrelated entity for a period of two years. As compensation for services to be rendered, the Company issued a warrant to purchase 250,000 shares of the Company's common stock, exercisable immediately through October 6, 2007 at the price of $0.53 per share. The warrant was valued at $79,500 using the Black Scholes model for American options, with volatility of 90.27% and a risk free interest rate of 2.87%. The market price of the common stock on the date of the grant was $0.54. The value of the warrant is being amortized over the term of the agreement.

                 UNIVERSAL DETECTION TECHNOLOGY AND SUBSIDIARIES
                 (FORMERLY POLLUTION RESEARCH AND CONTROL CORP.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003 IS UNAUDITED)

NOTE 8- STOCKHOLDERS' EQUITY (CONTINUED)


On October 18, 2003, the Company issued warrants to purchase 600,000 shares of common stock at an exercise price of $0.60 per share to two individuals for services to be rendered during the period through October 15, 2004. The warrants expire October 15, 2008. The warrants were valued at $185,400, the fair market value using the Black-Scholes model for American options. The average risk-free interest rate used was 3.32%, volatility was estimated at 93.5% and the expected life was five years. The amount was recorded as a prepaid expense and is being amortized over the term of the service period.

In December 2002, the Company issued warrants to purchase 200,000 shares of its common stock for $0.26 per share, expiring in 2005 and valued at $31,438 in connection with an agreement for advisory board and product development services. The Company has recorded this amount as a prepaid consulting expense and is amortizing the expense over the two-year term of the contract. In estimating the expense, the Company used the Black-Scholes model for American options. The average risk-free interest rate used was 2.63%, volatility was estimated at 93%, and the expected life was three years.

In January 2002, the Company issued options to purchase 250,000 shares of its common stock at prices ranging from $1.00 to $2.00 per share, expiring in 2006 and valued at $79,674 for public relations services. In estimating the expense, the Company used the Black-Scholes model for American options. The average risk-free interest rate used was 3.99%, volatility was estimated at 103%, and the expected life was four years. The amount was expensed during the initial 90-day term of the agreement.

REPRICED AND EXERCISED WARRANTS
In February 2003, the Company agreed to reprice warrants to purchase 300,000 shares of common stock related to outstanding debt from $2.25 and $4.50 per share to $0.12 per share. The repriced warrants were valued at $30,000, the fair market value using the Black-Scholes model for American options. The average risk-free interest rate used was 1.19%, volatility was estimated at 93% and the expected life was one day. The value of the repriced warrants was expensed as loan fees. The warrants to purchase 300,000 shares of common stock were immediately exercised for proceeds of $36,000.

During the second quarter of 2003, the Company agreed to reprice warrants to purchase 260,191 shares of common stock issued as incentive to exercise warrants from $4.00 per share to $0.10 per share. The repriced warrants were valued at $26,019, the fair market value using the Black-Scholes model for American options. The average risk-free interest rate used was 1.12%, volatility was estimated at 91% and the expected life was one day. The value of the repriced warrants was expensed as stock based compensation. The warrants to purchase 259,858 shares of common stock were exercised for proceeds of $26,018.

STOCK OPTION PLAN
During 2003, the Company adopted the 2003 Stock Incentive Plan ("the Plan"), which provides for the granting of stock and options to selected officers, directors, employees and consultants of the Company. 4,500,000 shares are reserved for issuance under the Plan for the granting of options. Unless terminated sooner, the Plan will terminate on June 22, 2013. The options issued under the Plan may be exercisable to purchase stock for a period of up to ten years from the date of grant.

Incentive stock options granted pursuant to this Plan may not have an option price that is less than the fair market value of the stock on the date of grant. Incentive stock options granted to significant stockholders shall have an option price of not less than 110% of the fair market value of the stock on the date of grant. To date, no options have been granted under the Plan.

                 UNIVERSAL DETECTION TECHNOLOGY AND SUBSIDIARIES
                 (FORMERLY POLLUTION RESEARCH AND CONTROL CORP.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003 IS UNAUDITED)

NOTE 8- STOCKHOLDERS' EQUITY (CONTINUED)

The following table summarizes the activity of options and warrants under all agreements and plans for the two years ended December 31, 2003 and for the nine months ended September 30, 2004:





                                      Number of             Weighted Average Exercise
                             ----------------------------    -----------------------
                                Options      Warrants         Price        Amount
                             -------------   ------------    --------     ----------
Outstanding, December 31,
2001                          1,894,821      1,606,938    $    1.75   $   6,121,004


Granted                         960,446      1,414,843          .64       1,508,492

Expired/cancelled              (153,250)      (626,331)        1.17        (912,506)
                             -------------   ------------    --------     ----------

Outstanding, December 31,
2002                          2,702,017      2,395,450         1.32       6,716,990

Granted                       6,800,000        949,300          .35       2,740,320
Repriced warrants exercised         ---       (559,858)        3.76      (2,102,445)
Expired/cancelled              (163,000)      (289,349)        3.06      (1,382,879)
                             -------------   ------------    --------     ----------

Outstanding, December 31,
2003                          9,339,017      2,495,543          .50       5,971,986

Granted                          60,000      9,849,999          .57       5,671,666
Exercised                           ---        (55,556)         .36         (20,000)
Expired/cancelled              (428,571)      (104,165)         .92        (413,017)
                             -------------   ------------    --------     ----------

Outstanding, September 30,
2004                          8,970,446     12,185,821      $   .50   $  11,210,635
                             =============   ============    ========     ==========




The following table summarizes information about stock options and warrants outstanding at September 30, 2004:





                              OPTIONS AND WARRANTS
------------------------------------------------------------------------------------------
                              OUTSTANDING                                EXERCISABLE

                                       WEIGHTED
                                        AVERAGE      WEIGHTED                   WEIGHTED
                                       REMAINING     AVERAGE                     AVERAGE
       RANGE OF           NUMBER      CONTRACTUAL    EXERCISE       NUMBER      EXERCISE
   EXERCIES PRICES     OUTSTANDING     LIFE-YEARS      PRICE      EXERCISABLE     PRICE
  -----------------    -----------    -----------   ----------   -------------  -----------
 $0.225 to $0.33        9,088,203         7.60        $0.323       9,088,203      $0.323
 $0.35 to $0.525        6,871,140         4.52        $0.497       6,871,140      $0.497
 $0.55 to $0.75         4,008,410         4.19        $0.671       4,008,410      $0.671
 $0.875 to $1.75          935,239         1.01        $0.925         935,239      $0.925
 $2.00 to $3.10           253,275         0.98        $2.244         253,275      $2.244
  -----------------    -----------    -----------   ----------   -------------  -----------

 $ 0.225 to $3.10      21,156,267         5.58        $0.50       21,156,267      $0.50
  =================    ===========    ===========   ==========   =============  ===========



                 UNIVERSAL DETECTION TECHNOLOGY AND SUBSIDIARIES
                 (FORMERLY POLLUTION RESEARCH AND CONTROL CORP.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003 IS UNAUDITED)

NOTE 8- STOCKHOLDERS' EQUITY (CONTINUED)

The following table summarizes information about stock options and warrants outstanding at December 31, 2003:




                              OPTIONS AND WARRANTS
-----------------------------------------------------------------------------------------
                              OUTSTANDING                                EXERCISABLE



                                       WEIGHTED
                                        AVERAGE      WEIGHTED                    WEIGHTED
                                       REMAINING     AVERAGE                     AVERAGE
      RANGE OF           NUMBER       CONTRACTUAL    EXERCISE       NUMBER       EXERCISE
  EXERCISE PRICES      OUTSTANDING     LIFE-YEARS     PRICE      EXERCISABLE       PRICE
 $0.225 to $0.33        9,122,925         8.32        $0.323       9,122,925      $0.323
 $0.35 to $0.525          405,862         1.00        $0.442         405,862      $0.442
 $0.55 to $0.65           995,356         3.27        $0.594         995,356      $0.594
 $0.875 to $1.00        1,057,142         0.98        $0.912       1,057,142      $0.912
 $2.00 to $3.10           253,275         1.73        $2.244         253,275      $2.244
 ----------------   -------------- -------------  ------------   ----------- -------------

 $0.225 to $3.10       11,834,560         6.85        $0.50       11,834,560      $0.50
 ================   ============== =============  ============   =========== =============




The weighted average exercise price of options at their grant date during the year ended December 31, 2003 where the exercise price equaled the market price on the grant date, was $0.33. No such options were granted during the nine months ended September 30, 2004 and the year ended December 31, 2002. The weighted average exercise price of options at their grant date during the nine months ended September 30, 2004 and the years ended December 31, 2003 and 2002, where the exercise price exceeded the market price on the grant date was $0.88, $0.55, and $0.66, respectively. The weighted average exercise price of options at their grant date during the nine months ended September 30, 2004 and the years ended December 31, 2003 and 2002, where the exercise price was less than the market price on the grant date, was $0.56, $0.37, and $0.25, respectively.

The weighted average fair values of options at their grant date during the year ended December 31, 2003 where the exercise price equaled the market price on the grant date, were $0.29. The weighted average fair value of options at their grant date during the nine months ended September 30, 2004 and the years ended December 31, 2003 and 2002, where the exercise price exceeded the market price on the grant date, was $0.22, $0.24, and $0.14, respectively. The weighted average fair value of options at their grant date during the nine months ended September 30, 2004 and the years ended December 31, 2003 and 2002, where the exercise price was less than the market price on the grant date, was $0.56, $0.46, and $0.29, respectively. The estimated fair value of each option granted is calculated using the Black-Scholes model for American options. The weighted average assumptions used in the model were as follows:


                                        2004             2003            2002
                                     ------------    -------------   -----------

        Risk-free interest rate         3.87%           4.29%           2.86%
               Volatility              89.47%           93.41%          96.36%
             Expected life           4.93 years       9.27 years      2.59 years
             Dividend yield             0.00%           0.00%           0.00%

                 UNIVERSAL DETECTION TECHNOLOGY AND SUBSIDIARIES
                 (FORMERLY POLLUTION RESEARCH AND CONTROL CORP.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003 IS UNAUDITED)

NOTE 9- STOCK-BASED COMPENSATION

The Company accounts for stock based compensation in accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." The standard requires the Company to adopt the "fair value" method with respect to stock-based compensation of consultants and other non-employees, which resulted in charges to operations of $172,329 and $67,808 during the nine months ended September 30, 2004 and 2003, respectively and $110,364 and $79,674 during the years ended December 31, 2003 and 2002 respectively.


Effective August 18, 2003, the board of directors of the Company granted an option to the President and CEO to purchase 6,800,000 shares of the Company's common stock at $0.33 per share, the closing price on the date of the grant. The option expires in ten years and is fully vested and immediately exercisable on the date of grant. The fair value of the option is estimated at $1,995,000 based on the Black-Scholes model for American options. The average risk-free interest rate used was 4.49%, volatility was estimated at 93.5% and the expected life was ten years.

NOTE 10 - COMMITMENTS AND CONTINGENCIES

LEGAL JUDGMENT
The Company leased its facilities under a long-term non-cancelable operating lease. The Company assigned the lease to Dasibi in March 2002. The Company was named in a lawsuit to collect past due rent. In November 2002, a judgment was entered against the Company for a total of $411,500, which has been accrued. (See Note 14.)

LITIGATION
From time to time, the Company is a party to a number of lawsuits arising in the normal course of business. In the opinion of management, the resolution of these matters will not have a material adverse effect on the Company's operations, cash flows or financial position.


EMPLOYMENT AGREEMENTS
In September 2001, the Company entered into an employment agreement with an individual serving in the capacity of Chairman of the Board, Chief Executive Officer and President of the Company. According to the agreement, there shall always be a minimum of at least five years remaining on the term of the agreement. Base salary is $250,000 to be adjusted on an annual basis, with an as yet undetermined cash bonus plan, provisions for use of a luxury automobile, club memberships, and insurance plans. In addition, as inducement to retain the services of the Officer, the Company granted the Officer options to purchase 1,150,000 shares of its common stock exercisable at $.30 per share. The Officer had waived claim to his cash compensation until June 1, 2003. In August 2003, the Board of Directors approved a bonus of $416,667 for the officer.


The Company's President and Chief Executive Officer agreed to defer payment of all accrued wages and future compensation due to him in excess of $150,000 per year for nine months from April 29, 2004.


On August 23, 2004, the Company entered into an amendment of the employment agreement with its President and Chief Executive Officer. The amendment provides that $100,000 of the Officer's annual salary shall be accrued as payable until such time as the Company has the financial resources to pay any or all of the accrued amount. The agreement also provides for salary increases of 5% per year commencing January 1, 2006, and an extension of the term of the agreement until December 31, 2010. In addition, automobile cost is limited to a maximum of $2,500 per month and the Company will reimburse the officer for individual life insurance premiums up to $1,000 per month and for health insurance premiums and related expenses.

                 UNIVERSAL DETECTION TECHNOLOGY AND SUBSIDIARIES
                 (FORMERLY POLLUTION RESEARCH AND CONTROL CORP.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003 IS UNAUDITED)

NOTE 10 - COMMITMENTS AND CONTINGENCIES (CONTINUED)



On October 1, 2004, the Company entered into an employment agreement with its Vice President of Global Strategy. For the period from October 1 through December 31, 2004, compensation is $35,000 per month. Thereafter, the agreement provides for salary of $150,000 per year plus health care costs not to exceed $400 per month. Employment is at will and may be terminated by either party at any time.

The Company is obligated to make certain minimum salary payments as follows:




     YEAR ENDING DECEMBER 31,


     2004                                              $      167,500
     2005                                                     250,000
     2006                                                     262,500
     2007                                                     275,625
     2008                                                     289,406
     2009                                                     303,877
     2010                                                     319,070
                                                        --------------


                                                       $    1,867,978


LICENSE AGREEMENT

On September 30, 2003, the Company entered into a license agreement with CalTech whereby CalTech granted the Company an exclusive, royalty-bearing license to make, use, and sell all products that incorporate the technology that was developed under the Technology Affiliates Agreement with JPL and is covered by related patents. In addition, the grant includes a nonexclusive, royalty-bearing license to make derivative works of the technology. The Company is required to make quarterly royalty payments to CalTech, ranging from 2% to 4% of net revenues for each licensed product made, sold, licensed, distributed, or used by the Company and 35% of net revenues that the Company receives from sublicensing the licensed products. A minimum annual royalty of $10,000 is due to CalTech on August 1, 2005 and each anniversary thereof. The minimum royalty will be offset by the abovementioned royalty payments, if any.

NOTE 11 - SUPPLEMENTAL CASH FLOW INFORMATION


During the nine months ended September 30, 2004, the Company paid $2,400 for income taxes. No cash was paid for income taxes during the nine months ended September 30, 2003 or during the years ended December 31, 2003 or 2002. Cash paid for interest was $12,630 and $747 during the nine months ended September 30, 2004 and 2003, respectively, and $747 and $7,661 during the years ended December 31, 2003 and 2002, respectively.

                 UNIVERSAL DETECTION TECHNOLOGY AND SUBSIDIARIES
                 (FORMERLY POLLUTION RESEARCH AND CONTROL CORP.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003 IS UNAUDITED)


NOTE 12 - SALE OF SUBSIDIARY AND DISCONTINUED OPERATIONS

In March 2002, the Company entered into an agreement to sell Dasibi to one of its note holders in exchange for $1,500,000 of debt owed to the creditor. The purchaser assumed all liabilities of Dasibi as of the date of the agreement. The Company retained ownership of the inventory of Dasibi without limitations. Subsequent to the sale of Dasibi, the inventory was moved by Dasibi to a location unknown to the Company and the inventory has been written down to reflect the loss. The Company had granted options to the purchaser of the subsidiary to purchase the Company's common stock as follows: 50,000 at $0.25 per share, 100,000 at $0.50 per share, 528,571 at $0.875 per share, 100,000 at
$1.00 per share and 21,875 at $3.10 per share. The options are vested immediately and expire in March 2005. The options are valued at the fair market value of $160,993 on the date of grant utilizing the Black-Scholes model for American options. The average risk-free interest rate used was 4.73%, volatility was estimated at 99.86%, and the expected life was three years.

The Company was granted a perpetual non-exclusive license for all products, software, technologies and other intellectual property (including the use of the name Dasibi and Dasibi Environmental Corp.) of Dasibi throughout the world with the exception of the Peoples Republic of China.

As a result of the sale of Dasibi, the Company has reported the operations of Dasibi as discontinued operations. The Company sold Dasibi on March 18, 2002 in a transaction that closed on March 25, 2002. Dasibi had assets of approximately $967,000 and liabilities of approximately $2,072,000 as of December 31, 2001.

The Company recorded a gain on the sale of Dasibi of $1,490,553 because the liabilities assumed by the purchaser exceed the fair market value of the assets transferred in the sale.

Certain information with respect to discontinued operations of Dasibi is as follows:
                                                                     2002
                                                                 --------------

   Net
   sales                                                      $           ---
   Cost of
   sales                                                                  ---
                                                                 --------------

   Gross
   profit                                                                 ---

   Operating
   expenses                                                           149,745
                                                                 --------------

   (Loss) before income tax expense                                  (149,745)
   Income tax
   expense                                                                ---
                                                                 --------------

   (Loss) from discontinued operations                        $      (149,745)
                                                                 ==============

                 UNIVERSAL DETECTION TECHNOLOGY AND SUBSIDIARIES
                 (FORMERLY POLLUTION RESEARCH AND CONTROL CORP.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003 IS UNAUDITED)



NOTE 13 - RELATED PARTY TRANSACTIONS


Effective June 1, 2003, the Company entered into an agreement with Astor. The Company's President and Chief Executive Officer owns 50% of the common stock of Astor. The agreement required the Company to pay $25,000 per month for investment banking and strategic advisory services as well as a 10% fee for all debt and equity financing raised by the Company. The Company amended the terms of its agreement for investment banking and strategic advisory services, reducing the monthly payment to a sum no greater than $5,000 per month commencing April 29, 2004 and for the nine months thereafter. During the nine months ended September 30, 2004 and the year ended December 31, 2003 the Company paid Astor approximately $230,576 and $378,000, respectively in related expenses, which includes monthly fees, placement fees, and loan fees. Effective September 30, 2004, the agreement was terminated.


In September 2003, the Company loaned $20,000 to NT Media Corp. of California, Inc. ("NT Media"), a related party entity in which Astor has an approximate 6.4% equity interest and whose Director, Ali Moussavi, is a 50% partner in Astor. The bridge note was due upon the sooner of October 15, 2003, or upon NT Media raising additional funds of more than $50,000, and bears interest at the rate of 6%. The note was extended by mutual consent and must be repaid from financing before any other creditor. In December 2003, the Company advanced an additional $10,000 and $20,000 under agreements, which provide for interest at 6% per annum and were due upon the sooner of February 24 and 29, 2004, respectively, or upon NT Media raising additional funds of more than $50,000. These notes were paid in full during the three months ended March 31, 2004.


The Company had advanced $-0- and $28,654 to Astor as of September 30, 2004 and December 31, 2003, respectively.

On October 14, 2004, the Company entered into an assignment of a lease agreement (sublease) for office space with Astor Capital, effective November 1, 2004. The agreement provides for the sublease of office common areas to Astor for a monthly fee equal to $500 per month. The sublease assigns to the Company all right, title and interest in and to any security deposit or other refundable amounts to which Astor may be entitled. The Company has been assigned the rights to the related security deposit of $10,226 and leasehold improvements of $25,445 and has recorded such amounts, offsetting related amounts due from Astor.

The Company has certain employees in common with NT Media and Astor.

NOTE 14- PRIOR PERIOD RESTATEMENT

The Company leased its facilities under a long-term non-cancelable operating leases. The Company assigned the lease to Dasibi in March 2002. The Company was named in a lawsuit to collect past due rent. In November 2002, a judgment was entered against the Company for a total of $411,500, which has been accrued.

During the quarter ended June 30, 2004, a change was made to the retained earnings and accrued expenses of the Company to correct the legal judgment recorded during the year ended December 31, 2002. The Company originally recorded the amount of damages sought by the plaintiff, rather than the amount of the final judgment. The Company has retroactively restated net loss for the year ended December 31, 2002, increasing the net loss from $1,980,718 to $2,143,218 due to an adjustment of $162,500.

                 UNIVERSAL DETECTION TECHNOLOGY AND SUBSIDIARIES
                 (FORMERLY POLLUTION RESEARCH AND CONTROL CORP.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003 IS UNAUDITED)

NOTE 15 - SUBSEQUENT EVENTS

On October 18, 2004, the board of directors of the Company agreed to compensate independent directors the sum of $15,000 each, less all amounts previously paid, for services through December 31, 2004. They also agreed to compensate the independent directors $5,000 for their services to be rendered for the period January 1, 2005 through December 31, 2005.

     You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information contained in this document is current only as of its date.



                                15,600,000 SHARES



                         UNIVERSAL DETECTION TECHNOLOGY












                                  COMMON STOCK




                                  ------------

                                   PROSPECTUS
                                  ------------



                                December 23, 2004



     Through and including December 23, 2004, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Our Articles of Incorporation provide that the liability of our directors for monetary damages shall be eliminated to the fullest extent permissible under California law. This is intended to eliminate the personal liability of a director for monetary damages in an action brought by or in the right of our Company for breach of a director's duties to us or our shareholders except for liability: (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (ii) for acts or omissions that a director believes to be contrary to the best interests of our Company or our shareholders or that involve the absence of good faith on the part of the director; (iii) for any transaction for which a director derived an improper benefit; (iv) for acts or omissions that show a reckless disregard for the director's duty to us or our shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to our Company or our shareholders; (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to us or our shareholders; (vi) with respect to certain transactions, or the approval of transactions in which a director has a material financial interest; and (vii) expressly imposed by statute, for approval of certain improper distributions to shareholders or certain loans or guarantees.

     Our Articles of Incorporation also authorize us to provide indemnification to our agents (as defined in Section 317 of the California Corporations Code), through our Bylaws, by agreement or otherwise, with such agents or both, for breach of duty to us and our shareholders, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table itemizes the fees and expenses incurred by us in connection with the issuance and distribution of the securities being registered. All the amounts shown are estimates except the SEC registration fee.


SEC registration fee.............................................    $    1,542
Accounting fees and expenses.....................................        25,000
Legal fees and expenses..........................................       100,000
Transfer agent and registrar fees and expenses...................         5,000
Miscellaneous expenses...........................................        10,000
        Total....................................................    $  141,542


ITEM 26        RECENT SALES OF UNREGISTERED SECURITIES


     During the first three quarters of fiscal 2004, we issued the following securities which were not registered under the Securities Act of 1933, as amended. We did not employ any form of general solicitation or advertising in connection with the offer and sale of the securities described below. In addition, we believe the purchasers of the securities are "accredited investors" for the purpose of Rule 501 of the Securities Act. For these reasons, among others, the offer and sale of the following securities were made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act or Regulation D promulgated by the SEC under the Securities Act:

     o In February 2004, we engaged in an offering of an aggregate of 125,000 shares of common stock for a total purchase price of $91,500. We incurred $9,148 in placement fees, and our net proceeds were $82,352.

     o In February 2004, we issued an aggregate of 100 units, consisting of a total of 333,334 shares of common stock and warrants to purchase 166,668 shares of common stock at $0.90 per share, for a total purchase price of $100,000. We incurred $10,000 in placement fees, and our net proceeds were $90,000.


     o Throughout the first three quarters of fiscal 2004, we issued an aggregate of 530,000 shares of common stock to consultants for consulting services rendered to us valued at $310,400.

     o In July 2004, we completed the third and final closing of our private placement of $3 million of Units. The offering was made solely to accredited investors through Meyers Associates, L.P., a registered broker dealer firm. Each Unit consists of one share of common stock and a Class A Warrant and a Class B Warrant. We incurred $414,640 in placement fees, and our net proceeds were $2,585,360.

     o In July and August 2004, we sold 333,334 shares of common stock to "accredited investors" as defined in Rule 501 of the Securities Act pursuant to Regulation D promulgated by the SEC under the Securities Act, for an aggregate offering price of $150,000.

     o In September 2004, we issued an aggregate of 55,556 shares of common stock pursuant to the exercise of warrants. Our net proceeds from these exercises were $20,000.



     During the first three quarters of fiscal 2004, we issued 206,250 shares of common stock upon the conversion of debt and accrued and unpaid interest in the aggregate amount of $33,000. These securities were not registered under the Securities Act of 1933, as amended. No commission or other remuneration was paid or given in connection with the issuance of these securities. For these reasons, among others, the securities issued in the following transaction were exempt from registration by Section 3(a)(9) of the Securities Act:

     During the first three quarters of fiscal 2004, we issued 4,980,852 shares of common stock to non-U.S. persons, as such term is defined in Regulation S, for an aggregate offering price of $608,175. We incurred $280,840 in placement fees, and our net proceeds were $2,327,335. No offer or sale of the securities was made to a person in the United States. We believe that each purchaser of securities was not a U.S. person as defined in Rule 902(k) of Regulation S and did not acquire the securities for the account or benefit of any U.S. person. We did not engage in any directed selling efforts in the United States. For these reasons, among others, the offer and sale of the following securities were not subject to Section 5 of the Securities Act by virtue of Regulation S promulgated by the SEC under the Securities Act.


     During fiscal 2003, we issued the following securities which were not registered under the Securities Act of 1933, as amended. We did not employ any form of general solicitation or advertising in connection with the offer and sale of the securities described below. In addition, we believe the purchasers of the securities are "accredited investors" for the purpose of Rule 501 of the Securities Act. For these reasons, among others, the offer and sale of the following securities were made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act or Regulation D promulgated by the SEC under the Securities Act:

     o Commencing in January 2003 and during each month in 2003 thereafter (other than February and October), we were engaged in an offering of an aggregate of 1,719,106 shares of common stock for a total purchase price of $457,275. We incurred $45,581 in placement fees, and our net proceeds were $411,694.

     o In January, February and August 2003, we issued an aggregate of 3,357,000 shares of common stock to various consultants for their consulting services rendered to us valued at $1,181,280.

     o On October 15, 2003, we issued warrants to purchase an aggregate of 600,000 shares of common stock to two consultants in connection with consulting services rendered to us valued at $185,400. These warrants are immediately exercisable.

     o On February 15, 2003, we agreed to reprice warrants to purchase 300,000 shares of common stock, from $2.25 and $4.50 per share to $0.12 per share. The repriced warrants were valued at $30,000.

     o On March 31, 2003, we agreed to reprice warrants to purchase 260,191 shares of common stock, from $4.00 per share to $0.10 per share. The repriced warrants were valued at $26,019. We incurred $2,602 in offering costs in connection with the repricing.

     o In February and April 2003, we issued an aggregate of 559,858 shares of common stock pursuant to exercises of warrants. Our net proceeds from these exercises were $62,018.

     o In April, July, October and December 2003, we issued an aggregate of 415,000 shares of common stock to an unrelated entity in connection with loan fees arising from bridge financing provided by that entity. The loan fees are valued at $188,400.

     In January, March and October 2003, we issued 3,889,044 shares of common stock pursuant to the conversion of debt and accrued and unpaid interest in the aggregate amount of $573,805, which shares were not registered under the Securities Act of 1933. No commission or other remuneration was paid or given in connection with the issuance of these securities. For these reasons, among others, the securities issued in the following transaction were exempt from registration by Section 3(a)(9) of the Securities Act.

     In January, March and October 2003, we issued 3,889,044 shares of common stock upon the conversion of debt and accrued and unpaid interest in the aggregate amount of $573,805, which shares were not registered under the Securities Act of 1933. No offer or sale of the securities was made to a person in the United States. We believe that each purchaser of securities was not a U.S. person as defined in Rule 902(k) of Regulation S and did not acquire the securities for the account or benefit of any U.S. person. We did not engage in any directed selling efforts in the United States. For these reasons, among others, the offer and sale of the following securities were not subject to
Section 5 of the Securities Act by virtue of Regulation S promulgated by the SEC under the Securities Act.

     During fiscal 2003, we issued 14,188,797 shares of common stock to non-U.S. persons, as such term is defined in Regulation S, for an aggregate offering price of $2,861,980, which shares were not registered under the Securities Act of 1933. We incurred $394,850 in placement fees, and our net proceeds were $2,467,130. No offer or sale of the securities was made to a person in the United States. We believe that each purchaser of securities was not a U.S. person as defined in Rule 902(k) of Regulation S and did not acquire the securities for the account or benefit of any U.S. person. We did not engage in any directed selling efforts in the United States. For these reasons, among others, the offer and sale of the following securities were not subject to Section 5 of the Securities Act by virtue of Regulation S promulgated by the SEC under the Securities Act.

     During fiscal 2002, we sold the following securities which were not registered under the Securities Act of 1933, as amended. We did not employ any form of general solicitation or general advertising in connection with the offer and sale of the securities described below. In addition, we believe the purchasers of the securities are "accredited investors" for the purpose of Rule 501 of the Securities Act. For these reasons, among others, the offer and sale of the following securities were exempt from registration pursuant to Rules 506 and/or Section 4(2) of the Securities Act:

     o In March 2002, we issued 154,799 shares of common stock at $0.323 per share for an aggregate offering price of $50,000, which was received during the year ended December 31, 2001.

     o On March 27, 2002, we sold 250,000 shares of common stock at $0.40 per share for an aggregate offering price of $90,000 net of $10,000 in placement fees.

     o On August 6, 2002, we sold 69,444 shares of common stock at $0.144 per share for an aggregate offering price of $9,000 net of $1,000 in placement fees. In connection with this private placement, we issued 6,944 warrants to purchase shares of common stock at $0.27 per share, 6,944 warrants to purchase shares of common stock at $0.45 per share, and 6,944 warrants to purchase shares of common stock at $0.63 per share.

     o On September 26, 2002, we sold 277,778 shares of common stock at $0.144 per share for an aggregate offering price of $36,000 net of $4,000 in placement fees. In connection with this private placement, we issued 27,778 warrants to purchase shares of common stock at $0.27 per share, 27,778 warrants to purchase shares of common stock at $0.45 per share, 83,333 warrants to purchase shares of common stock at $0.63 per share.

     o On October 2, 2002, we sold 241,677 shares of common stock at $0.12 per share for an aggregate offering price of $26,100 net of $2,900 in placement fees. In connection with this private placement, we issued 24,167 warrants to purchase shares of common stock at $0.225 per share, 24,167 warrants to purchase shares of common stock at $0.375 per share, 24,167 warrants to purchase shares of common stock at $0.525 per share.

     o On October 12, 2002, we sold 1,135,364 shares of common stock at $0.176 per share for an aggregate offering price of $180,000 net of $20,000 in placement fees. In connection with this private placement, we issued 681,818 warrants to purchase shares of common stock at $0.33 per share and 227,273 warrants to purchase shares of common stock at $0.55 per share.

     o On November 1, 2002, we sold 147,059 shares of common stock at $0.136 per share for an aggregate offering price of $18,000 net of $2,000 in placement fees. In connection with this private placement, we issued 44,118 warrants to purchase shares of common stock at $0.26 per share, 14,706 warrants to purchase shares of common stock at $0.375 per share, 14,706 warrants to purchase shares of common stock at $0.525 per share.

     During fiscal 2002, we also issued shares of our common stock and/or options to purchase our common stock to various consultants for their consulting services. We did not employ any form of general solicitation or general advertising in connection with the offer and sale of the securities described below. In addition, we believe the purchasers of the securities are "accredited investors" for the purpose of Rule 501 of the Securities Act. For these reasons, among others, the offer and sale of the following securities were exempt from registration pursuant to Rules 506 and/or Section 4(2) of the Securities Act:

     o On January 25, 2002, we issued options to purchase 100,000 shares of our common stock at $1.00 per share, 50,000 shares of our common stock at $1.50 per share, and 100,000 shares of our common stock at $2.00 per share.

     o On January 30, 2002, we issued 5,000 shares of common stock at $0.65 per share.

     o On March 1, 2002, we issued 50,000 shares of common stock at $0.43 per share.

     o On March 27, 2002, we issued 10,000 shares of common stock at $0.43 per share.

     o On April 17, 2002, we issued 200,000 shares of common stock at $0.18 per share and 25,000 shares of common stock at $0.34 per share.

     o On July 1, 2002, we issued 30,000 shares of common stock at $0.19 per share.

     o On October 9, 2002, we issued 100,000 shares of common stock at $0.19 per share. o On October 23, 2002, we issued 275,000 shares of common stock at $0.18 per share.

     o On November 1, 2002, we issued 15,000 shares of common stock at $0.20 per share and 20,000 shares of common stock at $0.175.

     o On December 18, 2002, we issued warrants to purchase 200,000 shares of our common stock at $0.25 per share.

     During fiscal 2001, we sold the following securities which were not registered under the Securities Act of 1933, as amended. We did not employ any form of general solicitation or general advertising in connection with the offer and sale of the securities described below. In addition, the purchasers of the securities are "accredited investors" for the purpose of Rule 501 of the Securities Act, unless otherwise specified or unless the sale was exempt pursuant to Section 4(2) of the Securities Act. For these reasons, among others, the offer and sale of the following securities were exempt from registration pursuant to Rules 506 and/or Section 4(2) of the Securities Act:

     o On January 12, 2001, we issued to Steven Sion an option to purchase 228,571 shares of our common stock at an exercise price of $0.875 per share in consideration for a promissory note in the amount of $650,000 issued to us and other services provided by Steven Sion. These options expire on March 25, 2005.

     o On January 25, 2001, we issued 700,000 shares of common stock valued at $700,000 to Silverline Partners, Inc. under a one-year consulting agreement.

     o On April 4, 2001, we issued 200,000 shares of common stock valued at $176,000 to East West Network for services rendered.

     o On June 6, 2001, we issued to Lee Sion an option to purchase 100,000 shares of our common stock at an exercise price of $1.00 per share in consideration for a promissory note in the amount of $100,000 issued to us by Lee Sion. These options expire on March 25, 2005.

     o On July 30, 2001, we issued to Lee Sion an option to purchase 100,000 shares of our common stock at an exercise price of $0.50 per share in consideration for a promissory note in the amount of $100,000 issued to us by Lee Sion. These options expire on March 25, 2005.

     o On November 9, 2001, we sold 125,000 shares of common stock at $0.40 per share to Spiga Ltd.

     o In November and December 2001, we issued an aggregate of 59,500 shares of common stock valued at $41,016 to John Holt Smith for legal services.

     o On December 26, 2001, we issued 10,000 shares of our common stock valued at $6,000 to Amir Eddehadieh for consulting services rendered.

     o On December 26, 2001, we issued 5,000 shares of our common stock valued at $3,000 to Nima Montazeri for consulting services rendered.

ITEM 27  EXHIBITS.

     (a) The following exhibits are filed herewith:

NUMBER   EXHIBIT TITLE

     The following exhibits are included as part of this filing and incorporated herein by this reference.

3.1 Articles of Incorporation of A. E. Gosselin Engineering, Inc. (now Registrant) (incorporated herein by reference to Exhibit 3(a) to the Amendment No. 1 to the Registration Statement on Form 10 of Dasibi Environmental Corporation).

3.2 Certificate of Amendment of Articles of Incorporation of A. E. Gosselin Engineering, Inc. (now Registrant) (incorporated herein by reference to
     Exhibit 3(a) to the Amendment No. 1 to the Registration Statement on Form 10 of Dasibi Environmental Corporation).

3.3 Certificate of Amendment of Articles of Incorporation of Dasibi Environmental Corp. (now Registrant) (incorporated herein by reference to
     Exhibit 3(a) to the Amendment No. 1 to the Registration Statement on Form 10 of Dasibi Environmental Corporation).

3.4  Amended and Restated Bylaws of Registrant (incorporated by reference to
     Exhibit 3.4 of Registrant's Annual Report on Form 10-KSB for the year ended December 31, 2001, filed on April 15, 2002).

4.1 2003 Stock Incentive Plan (incorporated by reference to Exhibit 4.1 of Registrant's Registration Statement on Form S-8, File No. 333-117444).

5.1* Opinion of Akin Gump Strauss Hauer & Feld LLP.

10.1 Binding letter of Intent dated March 19, 2002, by and between Registrant and Steven Sion (incorporated herein by reference to Exhibit 10.1 to Registrant's Current Report on Form 8-K filed on March 22, 2002).

10.2 Employment Agreement by and between Registrant and Jacques Tizabi dated September 25, 2001. (incorporated by reference to Exhibit 10.4 to Registrant's Quarterly Report on Form 10-QSB for the Quarter Ended March 31, 2002, filed on May 20, 2002).


10.3 Amendment to Employment Agreement of Jacques Tizabi, dated August 23, 2004. (incorporated by reference to Exhibit 10.1 to Registrant's Quarterly Report on Form 10-QSB for the Quarter Ended September 30, 2004, filed on November 22, 2004).

10.4 Technology Affiliates Agreement by and between Registrant and California Institute of Technology, dated August 6, 2002. (incorporated herein by reference to Exhibit 10.3 to Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, filed on April 15, 2003).

10.5 Licensing Agreement by and between Registrant and California Institute of Technology, dated September 30, 2003. (incorporated by reference to Exhibit
     10.4 to Registrant's Quarterly Report on Form 10-QSB for the Quarter Ended September 30, 2003, filed on November 19, 2003).

10.6 Agreement for Investment Banking and Advisory Services, by and between Registrant and Astor Capital, Inc., dated June 1, 2003. (incorporated by reference to Exhibit 10.5 of Registrant's Annual Report on Form 10-KSB for the year ended December 31, 2003, filed on March 31, 2004)

10.7 Amendment to Agreement for Investment Banking and Advisory Services with Astor Capital, Inc. dated April 29, 2004 (incorporated by reference to
     Exhibit 10.1 to Registrant's Quarterly Report on Form 10-QSB for the Quarter Ended June 30, 2004, filed on August 23, 2004).

10.8 Amendment to Agreement for Investment Banking and Advisory Services with Astor Capital, Inc. dated September 22, 2004 (incorporated by reference to
     Exhibit 10.4 to Registrant's Quarterly Report on Form 10-QSB for the Quarter Ended September 30, 2004, filed on November 22, 2004).

10.9* Placement Agency Agreement by and between Registrant and Meyers
     Associates, L.P. dated April29, 2004.

10.10* Amendment No. 1 to the Placement Agency Agreement by and between
     Registrant and Meyers Associates, L.P., dated May 25, 2004.

10.11* Form of Subscription Agreement by and between Registrant and the selling stockholders named in the Registration Statement on Form SB-2 filed on August 2, 2004 (file no. 333-117859).

10.12* Form of Class A Warrants issued to selling stockholders named in the Registration Statement on Form SB-2 filed on August 2, 2004 (File No. 333-117859).

10.13* Form of Class B Warrants issued to selling stockholders named in the Registration Statement on Form SB-2 filed on August 2, 2004 (File No. 333-117859).

10.14* Registration Rights Agreement by and between Registrant and Meyers
     Associates, L.P., as agent for the selling stockholders named in the Registration Statement on Form SB-2 filed on August 2, 2004 (File No. 333-117859).




10.15* Form of Class B Warrants issued to selling stockholders named in the Registration Statement on Form SB-2 filed on August 2, 2004 (File No. 333-117859).

10.16* Registration Rights Agreement by and between Registrant and Meyers
     Associates, L.P., as agent for the selling stockholders named in the Registration Statement on Form SB-2 filed on August 2, 2004 (File No. 333-117859).

10.17 Standard Form Office Lease, dated September 2003, between Astor Capital, Inc. and CSDV, a Limited Partnership. (incorporated by reference to Exhibit 10.1to Registrant's Quarterly Report on Form 10-QSB for the Quarter Ended September 30, 2004, filed led on November 22, 2004).

10.18 Assumption of Lease Agreement, dated October 14, 2004, between Universal Detection Technology and Astor Capital, Inc. (incorporated by reference to
     Exhibit 10.1to Registrant's Quarterly Report on Form 10-QSB for the Quarter Ended September 30, 2004, filed led on November 22, 2004).

10.19 Letter Agreement, dated August 10, 2004, between Registrant and IIG Equity Opportunities Fund Ltd.

10.20 Letter Agreement, dated August 10, 2004, between Registrant and Target Growth Fund Ltd.

10.21 Letter Agreement, dated September 21, 2004 between Registrant and JRT Holdings.



21.1 Subsidiaries of Registrant (incorporated by reference to Exhibit 21.1 of Registrant's Annual Report on Form 10-KSB for the year ended December 31, 2003, filed March 31, 2004).

23.1* Consent of Akin Gump Strauss Hauer & Feld LLP (as set forth in Exhibit
     5.1).

23.2 Consent of Independent Auditors - AJ. Robbins, P.C.


-------------------------------
        *  previously filed

     (b) The following financial statement schedule is filed herewith:

     Other financial statement schedules are omitted because the information called for is not required or is shown either in our consolidated financial statements or the notes thereto.

ITEM 28. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sale are being made, a post-effective amendment to this registration statement; to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 24 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on this 22nd day of December, 2004.


                                       UNIVERSAL DETECTION CORPORATION



                                       /s/ Jacques Tizabi
                                       -----------------------------------------
                                       Jacques Tizabi
                                       Chief Executive Officer and President

     Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to registration statement has been signed by the following persons in the capacities and on the date indicated.



NAME                                TITLE                                     DATE



/s/ Jacques Tizabi
----------------------------
Jacques Tizabi                      President, Chief Executive Officer &      December 22,
                                    Acting Chief Financial Officer            2004

*
----------------------------
Michael Collins                     Director, Secretary                       December 22,
                                                                              2004

*
----------------------------
Matin Emouna                        Director                                  December 22,
                                                                              2004




        *By  --------------------------------------
               Jacques Tizabi, as attorney-in-fact

                                  EXHIBIT INDEX

NUMBER    EXHIBIT TITLE

     The following exhibits are included as part of this filing and incorporated herein by this reference:

3.1  Articles of Incorporation of A. E. Gosselin Engineering, Inc. (now
     Registrant) (incorporated herein by reference to Exhibit 3(a) to the Amendment No. 1 to the Registration Statement on Form 10 of Dasibi
     Environmental Corporation).

3.2  Certificate of Amendment of Articles of Incorporation of A. E. Gosselin
     Engineering, Inc. (now Registrant) (incorporated herein by reference to
     Exhibit 3(a) to the Amendment No. 1 to the Registration Statement on Form
     10 of Dasibi Environmental Corporation).

3.3  Certificate of Amendment of Articles of Incorporation of Dasibi
     Environmental Corp. (now Registrant) (incorporated herein by reference to
     Exhibit 3(a) to the Amendment No. 1 to the Registration Statement on Form
     10 of Dasibi Environmental Corporation).

3.4  Amended and Restated Bylaws of Registrant (incorporated by reference to
     Exhibit 3.4 of Registrant's Annual Report on Form 10-KSB for the year ended
     December 31, 2001, filed on April 15, 2002).

4.1  2003 Stock Incentive Plan (incorporated by reference to Exhibit 4.1 of
     Registrant's Registration Statement on Form S-8, File No. 333-117444)

5.1* Opinion of Akin Gump Strauss Hauer & Feld LLP.

10.1 Binding letter of Intent dated March 19, 2002, by and between Registrant and Steven Sion (incorporated herein by reference to Exhibit 10.1 to Registrant's Current Report on Form 8-K filed on March 22, 2002).

10.2 Employment Agreement by and between Registrant and Jacques Tizabi dated
     September 25, 2001 (incorporated by reference to Exhibit 10.4 to
     Registrant's Quarterly Report on Form 10-QSB for the Quarter Ended March
     31, 2002, filed on May 20, 2002).


10.3 Amendment to Employment Agreement of Jacques Tizabi, dated August 23, 2004.
     (incorporated by reference to Exhibit 10.1 to Registrant's Quarterly Report on Form 10-QSB for the Quarter Ended September 30, 2004, filed on November
     22, 2004).

10.4 Technology Affiliates Agreement by and between Registrant and California
     Institute of Technology, dated August 6, 2002. (incorporated herein by reference to Exhibit 10.3 to Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, filed on April 15, 2003).

10.5 Licensing Agreement by and between Universal Detection Technology and
     California Institute of Technology, dated September 30, 2003 (incorporated by reference to Exhibit 10.4 to Registrant's Quarterly Report on Form
     10-QSB for the Quarter Ended September 30, 2003, filed on November 19,
     2003).

10.6 Agreement for Investment Banking and Advisory Services, by and between
     Registrant and Astor Capital, Inc., dated June 1, 2003 (incorporated by reference to Exhibit 10.5 of Registrant's Annual Report on Form 10-KSB for the year ended December 31, 2003, filed on March 31, 2004).

10.7 Amendment to Agreement for Investment Banking and Advisory Services with
     Astor Capital, Inc. dated April 29, 2004 (incorporated by reference to
     Exhibit 10.1 to Registrant's Quarterly Report on Form 10-QSB for the
     Quarter Ended June 30, 2004, filed on August 23, 2004).

10.8 Amendment to Agreement for Investment Banking and Advisory Services with
     Astor Capital, Inc. dated September 22, 2004 (incorporated by reference to
     Exhibit 10.4 to Registrant's Quarterly Report on Form 10-QSB for the
     Quarter Ended September 30, 2004, filed on November 22, 2004).

10.9* Placement Agency Agreement with Meyers Associates, L.P. dated April 29,
     2004.

10.10* Amendment No. 1 to the Placement Agency Agreement by and between
     Registrant and Meyers Associates, L.P., dated May 25, 2004.

10.11* Form of Subscription Agreement by and between the Company and the selling stockholders named in the Registration Statement on Form SB-2 filed on August 2, 2004 (File No. 333-117859).

10.12* Form of Class A Warrants issued to selling stockholders named in the Registration Statement on Form SB-2 filed on August 2, 2004 (File No.
     333-117859).

10.13* Form of Class B Warrants issued to selling stockholders named in the Registration Statement on Form SB-2 filed on August 2, 2004 (File No.
     333-117859).

10.14* Registration Rights Agreement by and between the Company and Meyers
     Associates, L.P., as agent for the selling stockholders named in the Registration Statement on Form SB-2 filed on August 2, 2004 (File No.
     333-117859).

10.15* Form of Class B Warrants issued to selling stockholders named in the Registration Statement on Form SB-2 filed on August 2, 2004 (File No.
     333-117859).

10.16* Registration Rights Agreement by and between Registrant and Meyers
     Associates, L.P., as agent for the selling stockholders named in the Registration Statement on Form SB-2 filed on August 2, 2004 (File No.
     333-117859).

10.17 Standard Form Office Lease, dated September 2003, between Astor Capital,
     Inc. and CSDV, a Limited Partnership. (incorporated by reference to Exhibit
     10.1to Registrant's Quarterly Report on Form 10-QSB for the Quarter Ended
     September 30, 2004, filed led on November 22, 2004). 10.18 Assumption of
     Lease Agreement, dated October 14, 2004, between Universal Detection
     Technology and Astor Capital, Inc. (incorporated by reference to Exhibit
     10.1to Registrant's Quarterly Report on Form 10-QSB for the Quarter Ended
     September 30, 2004, filed led on November 22, 2004). 10.19 Letter
     Agreement, dated August 10, 2004, between Registrant and IIG Equity
     Opportunities Fund Ltd. 10.20 Letter Agreement, dated August 10, 2004, between Registrant and Target Growth Fund Ltd. 10.21 Letter Agreement, dated September 21, 2004 between Registrant and JRT Holdings.

21.1 Subsidiaries of Registrant (incorporated by reference to Exhibit 21.1 of
     Registrant's Annual Report on Form 10-KSB for the year ended December 31,
     2003, filed March 31, 2004).



23.1* Consent of Akin Gump Strauss Hauer & Feld LLP (as set forth in Exhibit
     5.1).

23.2 Consent of Independent Auditors - AJ. Robbins, P.C.

-----------------------
* previously filed
